Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
By and Among
DARDEN RESTAURANTS, INC.,
CONTINENTAL MERGER SUB, INC.,
CHEDDAR’S RESTAURANT HOLDING CORP.
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS AGENT OF THE EQUITYHOLDERS
Dated as of March 27, 2017

i

EXHIBITS:

A	Form of Certificate of Merger

B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

C	Form of Letter of Transmittal

D	Form of Escrow Agreement

E	Sample Closing Working Capital Calculation

SCHEDULES:
Merger Agreement Schedules

Disclosure Schedules

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of March 27, 2017, by and among Darden Restaurants, Inc., a Florida corporation (“Purchaser”), Continental Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Purchaser (“Merger Sub”), Cheddar’s Restaurant Holding Corp., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of the Equityholders (“Agent”).
WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Capital Stock will be converted into the right to receive the consideration set forth herein;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Purchaser and Merger Sub, (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company, in each case in accordance with the Delaware General Corporation Law (“Delaware Law”);
WHEREAS, the respective boards of directors of Purchaser and Merger Sub have each (a) determined that it is in the best interests of Purchaser or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement, and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in each case in accordance with Delaware Law; and
WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the terms contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
THE MERGER
1.1.    The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), and Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as an indirect, wholly-owned subsidiary of Purchaser.
1.2.    Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the later of (i) the third (3rd) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (ii) the thirtieth (30th) day after the date of this Agreement or (iii) the expiration of the applicable notice period if a notice is delivered to Stockholders who are parties to the Stockholders’ Agreement pursuant to Section 4.12(b), or at such other location, date and time as Purchaser and the Company shall mutually agree upon in writing. In connection with the Closing, the parties hereto shall cause the Merger to become effective by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing becoming effective being the “Effective Time” and the date on which such Effective Time occurs being the “Closing Date”).
1.3.    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.4.    Certificate of Incorporation; Bylaws.
(a)    At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit B.
(b)    At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the Bylaws of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Cheddar’s Restaurant Holding Corp.
1.5.    Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

1.6.    Conversion of Certain Equity Interests.
(a)    Preferred Stock. Immediately prior to the Effective Time, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged in accordance with the Company Charter into (i) one (1) share of Class A Common and (ii) the right to receive at Closing the Payout Amount.
(b)    Class B Common. Immediately prior to the Effective Time, each share of Class B Common issued and outstanding immediately prior to the Effective Time shall be converted and exchanged in accordance with the Company Charter into one (1) share of Class A Common.
1.7.    Effect on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities (in accordance with the terms of this Agreement):
(a)    Common Stock. Each share of Common Stock issued and outstanding as of immediately prior to the Effective Time, after giving effect to the conversions and exchanges described in Section 1.6 (except as set forth in Section 1.7(b) and excluding Dissenting Shares), shall be converted and exchanged into the right to receive an amount in cash equal to the Per Share Consideration, without interest.
(b)    Cancelation of Treasury Stock. All shares of Capital Stock that are held by the Company as treasury stock shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)    Options. The Company shall take all requisite actions and obtain any required consents so that at the Effective Time, by virtue of the Merger and in accordance with and subject to the terms and conditions of this Agreement, each Option outstanding, both vested and unvested, as of immediately prior to the Effective Time shall be canceled and the holder thereof (an “Option Holder”) will be entitled to receive from the Surviving Corporation an amount in cash (the “Option Merger Consideration”), equal to (i)(A) the Per Share Consideration multiplied by (B) the number of shares of Common Stock subject to such Option, minus (ii) the aggregate exercise price for such Option; provided, however, that if the exercise price per share of an Option exceeds the Per Share Consideration, such Option shall be canceled without payment and the Option Holder thereafter shall have no further rights under or with respect to such Option.
(d)    Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate, if any, of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
1.8.    Closing Consideration. Subject to Section 1.11 and Section 1.14, the aggregate consideration payable by Purchaser to the Stockholders and by the Purchaser to the Surviving Corporation on behalf of the Option Holders at the Closing (the “Closing Consideration”) shall consist of an amount equal to (i) the Estimated Merger Consideration, minus (ii) the Expense Fund, minus (iii) $7,720,000 (the “Escrow Fund”), which shall consist of (A) an amount equal to $2,000,000 (the “Adjustment Escrow Fund”) and (B) an amount equal to $5,720,000 (the “Indemnity Escrow Fund”), and be deposited by Purchaser in escrow pursuant to Section 1.13(b)(vi) to be held by Wells Fargo Bank, National Association (the “Escrow Agent”), pursuant to the terms of this Agreement and the Escrow Agreement.
1.9.    Allocation of Consideration. Concurrently with the delivery of the Closing Certificate, the Company shall deliver to Purchaser a funds flow statement (the “Payment Schedule”), setting forth, with respect to each Equityholder and each other Person to whom any Closing Consideration, Company Transaction Expense or Closing Indebtedness is payable or due at Closing, and including the name of each Equityholder and other Person, each Equityholder’s Percentage and the respective amounts payable to each such payee, together with payment instructions with respect to each such payee.
1.10.    Payment Procedures.
(a)    Stockholders.
(i)    At the Closing, Purchaser shall pay to each Stockholder who has surrendered to Purchaser at least two (2) business days prior to the Closing Date the certificates representing such Stockholder’s shares of Capital Stock (the “Certificates”), together with a duly executed letter of transmittal in substantially the form set forth on Exhibit C (the “Letter of Transmittal”), by wire transfer, such Stockholder’s portion of the Closing Consideration in accordance with the Payment Schedule and this Agreement and subject to required Tax withholdings.
(ii)    If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to Purchaser or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of such payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Purchaser that such Taxes either have been paid or are not applicable.
(iii)    Until properly surrendered or canceled, each Certificate shall be deemed for all purposes to evidence only the right to receive the portion of the Closing Consideration payable in exchange for shares of Capital Stock held by such Stockholder in accordance with the Payment Schedule and this Agreement. No Stockholder shall be entitled to receive any portion of the Closing Consideration to which such Stockholder would otherwise be entitled until such Stockholder’s respective Certificates (or affidavits of loss with respect thereto) are properly delivered and surrendered in accordance with this Agreement.

(iv)    In the event any Certificates shall have been lost, stolen or destroyed, and upon the making of an affidavit of that fact by the holder thereof in a form reasonably acceptable to Purchaser and, if required by Purchaser, the posting by such holder of a bond, in such reasonable amount as Purchaser may direct, as indemnity against any claim that may be made against Purchaser or the Surviving Corporation with respect to such Certificates, Purchaser shall pay as soon as practicable (and in any event within five (5) business days) after receipt of the foregoing affidavit, together with a duly executed Letter of Transmittal and, if applicable, the posting of such bond, the amount payable with respect to such Certificates as set forth on the Payment Schedule.
(v)    After the Closing, with respect to any Stockholder who did not surrender such Stockholder’s Certificates to Purchaser at least two (2) business days prior to the Closing Date in accordance with Section 1.10(a)(i), all payments to which such Stockholder who did not receive payment pursuant to Section 1.10(a)(i) is entitled pursuant to this Article 1 shall be retained by Purchaser, and such payments shall be made by Purchaser to such Stockholder within two (2) business days after such Stockholder has surrendered such Stockholder’s Certificates, together with a duly executed Letter of Transmittal, to Purchaser in accordance with Section 1.10(a)(i).
(b)    Options. As soon as practicable after the Effective Time, and in any event within five (5) business days after Closing, the Surviving Corporation shall deliver to each Option Holder through the Company’s payroll system the Option Merger Consideration payable to such Option Holder in accordance with the Payment Schedule and this Agreement, subject to required Tax withholdings. At the Effective Time, each Option shall be cancelled and deemed for all purposes only to evidence the right to receive the Option Merger Consideration payable in exchange for such Option in accordance with Section 1.7(c), the Payment Schedule and this Agreement.
(c)    Retention Bonus Payments. Within five (5) business days after the Closing, the Surviving Corporation shall deliver to each Retention Bonus recipient set forth on the Payment Schedule through the Company’s payroll system the Retention Bonus payment set forth opposite such person’s name on the Payment Schedule, subject to required Tax withholdings.
(d)    Transfers of Ownership. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Capital Stock or Options that were outstanding prior to the Effective Time on the records of the Company or the Surviving Corporation. If, after the Effective Time, any Certificates are presented to Purchaser or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Agreement.
(e)    Escheat. Notwithstanding anything to the contrary in this Agreement, none of Purchaser, the Surviving Corporation, the Escrow Agent, Agent nor any Stockholder shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Capital Stock (other than any such shares to be canceled pursuant to Section 1.7

(b)) outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of Delaware Law, if such Section provides for appraisal rights for such shares in the Merger (any of such shares, “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Closing Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under Delaware Law. If, after the Effective Time, any such Stockholder fails to perfect or withdraws or loses his, her or its right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Closing Consideration to which such Stockholder is entitled, without interest. Prior to the Effective Time, the Company shall give Purchaser (a) reasonably prompt notice of any demands received by the Company for appraisal of Capital Stock pursuant to Delaware Law and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing. Notwithstanding any provision of this Agreement to the contrary, in the event that there are any Dissenting Shares, then (i) any payment by Purchaser pursuant to this Article 1 that would have been required to have been paid to the holder of such Dissenting Shares (assuming, for this purpose, that such holder had not exercised appraisal rights) shall be retained by Purchaser and (ii) such holder shall not be considered an Equityholder for purposes of any distribution of any portion of the Merger Consideration, the Adjustment Escrow Fund or the Indemnity Escrow Fund, in each case until the final determination or abandonment of the claim for appraisal.
(g)    Interest. Any interest that accrues in the Escrow Fund shall be paid in accordance with the terms of the Escrow Agreement. Except as set forth in the preceding sentence, no other interest shall be payable hereunder with respect to the Merger Consideration.
1.11.    Cash, Debt and Working Capital Estimates. At least three (3) business days prior to the Closing Date, the Company shall estimate in good faith the amount of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, and shall deliver to Purchaser a certificate in writing (the “Closing Certificate”) setting forth such estimates, together with a calculation of the Estimated Merger Consideration and a copy of the Payment Schedule. The Closing Certificate shall be accompanied by executed payoff letters for each holder of Closing Indebtedness, other than Capital Leases (the “Payoff Letters”). During the period beginning with the delivery of the Closing Certificate to Purchaser and ending three (3) business days following such delivery (the “Pre-Closing Review Period”), the Company shall make available to Purchaser any statements, supporting schedules, analyses and other underlying records or documentation as are reasonably requested by Purchaser to review the calculation of the amounts reflected in the Closing Certificate. If Purchaser disputes any amounts reflected on the Closing Certificate during the Pre-Certificate Review Period, then Purchaser and the Company shall use commercially reasonable efforts to resolve such dispute prior to Closing, after which the Company shall re-deliver to Purchaser the Closing Certificate with such adjustments as the parties have agreed are appropriate (which delivery shall not have the effect of delaying the Closing beyond the Pre-Closing Review Period). If they cannot agree within the Pre-Closing Review Period, then Purchaser will accept the position of the Company set forth in the most recent Closing Certificate delivered by the Company to Purchaser, without waiving rights to challenge such position pursuant to Section 1.12 or to seek indemnification pursuant to Section 5.2(c) or Section 5.2(d), as applicable. Notwithstanding the foregoing, under no circumstance will the dispute resolution process described in this Section 1.11 cause any delay or otherwise have any impact on the timing of Closing, regardless of whether any or all of the process described in this paragraph shall have taken place or been concluded, or any disputes have been resolved, prior to the end of the Pre-Closing Review Period. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness,” “Estimated Closing Working Capital” and “Estimated Company Transaction Expenses” mean the estimates of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, set forth in the Closing Certificate, “Estimated Merger Consideration” means an amount equal to the Merger Consideration calculated as set forth herein, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Closing Working Capital is equal to the Estimated Closing Working Capital and that the Company Transaction Expenses are equal to the Estimated Company Transaction Expenses.
1.12.    Post-Closing Adjustments.
(a)    Adjustment Statement. Within sixty (60) days after the Closing Date, Purchaser shall, or shall cause the Surviving Corporation to, prepare and deliver to Agent a statement of the Company, setting forth the amount of the Closing Cash, the Closing Indebtedness, the Closing Working Capital and the Company Transaction Expenses, respectively, and, based on such calculation of the Closing Cash, the Closing Indebtedness, the Closing Working Capital and the Company Transaction Expenses, Purchaser’s written calculation of the Merger Consideration, and the adjustment necessary to reconcile the Estimated Merger Consideration to the Merger Consideration (the “Preliminary Adjustment Statement”). Following the delivery of the Preliminary Adjustment Statement to Agent, Purchaser and the Surviving Corporation shall afford Agent the opportunity to examine the statements and such supporting schedules, analyses and other underlying records or documentation as are reasonably requested by Agent. Purchaser and the Surviving Corporation shall reasonably cooperate with Agent in such examination. If within thirty (30) days following delivery of such Preliminary Adjustment Statement to Agent, Agent has not delivered to Purchaser a written objection notice setting forth in reasonable detail the reasons for which Agent does not agree with the calculation of the Preliminary Adjustment Statement, then the Preliminary Adjustment Statement shall be deemed final and binding on the parties hereto and the Equityholders. If Agent delivers the objection notice within such period, then Purchaser and Agent shall endeavor in good faith to resolve the objections. In the event Purchaser and Agent are unable to agree on the Preliminary Adjustment Statement calculations after good faith negotiations for a period of thirty (30) days following receipt of the objection notice (the “Resolution Period”), the remaining disputes will be resolved pursuant to Section 1.12(c).
(b)    Adjustment of Merger Consideration. If the Merger Consideration, as finally determined, is greater than the Estimated Merger Consideration, then Purchaser shall pay to the Equityholders (in accordance with the payment procedures set forth in Section 1.10) the amount of such difference by means of a wire transfer of immediately available funds (or, in the case of

Optionholders, through the Company’s payroll system), to be allocated amongst the Equityholders in accordance with each such Equityholder’s Percentage as set forth on the Payment Schedule. If the Merger Consideration, as finally determined, is less than the Estimated Merger Consideration, then Purchaser and Agent shall submit joint written instructions to the Escrow Agent, directing the Escrow Agent to disburse from the Adjustment Escrow Fund the amount of such difference to Purchaser, and if the amount of such difference exceeds the funds in the Adjustment Escrow Fund, then directing the Escrow Agent to disburse the amount of such difference to Purchaser first from the Adjustment Escrow Fund until the Adjustment Escrow Fund is exhausted and disburse the remaining amount from the Indemnity Escrow Fund. Except as provided in Section 5.2, the Adjustment Escrow Fund and the Indemnity Escrow Fund shall be Purchaser’s sole and exclusive recourses for any difference between the Merger Consideration and the Estimated Merger Consideration and the Equityholders shall have no liability for such difference in excess of the Adjustment Escrow Fund and the Indemnity Escrow Fund. The amount of the Adjustment Escrow Fund, if any, that remains after payment to Purchaser of any difference shall be distributed to the Equityholders in accordance with each such Equityholder’s Percentage as set forth on the Payment Schedule. Any payments required to be made under this Section 1.12(b) shall be payable no later than five (5) business days after the final determination of such amounts.
(c)    Accounting Dispute Resolution. If there are remaining disputes under Section 1.12(a) at the conclusion of the Resolution Period, Purchaser and Agent shall submit the remaining disputed items (and only the remaining disputed items) for resolution to an independent accounting firm mutually appointed by Purchaser and Agent (the “Independent Accounting Firm”), which shall determine the remaining disputes and report its determination to the parties, and such report shall be final, binding and conclusive on the parties hereto and the Equityholders. The Independent Accounting Firm shall be instructed to use its commercially reasonable efforts to make its determination as to the disputed items within thirty (30) days after they are submitted to it. If any disputed items are submitted to the Independent Accounting Firm for resolution, (i) the Independent Accounting Firm shall be instructed to make its determination as an expert and not as an arbitrator, (ii) each of Purchaser and Agent shall furnish to the Independent Accounting Firm such workpapers and other documents and information relating to such objections as the Independent Accounting Firm may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Independent Accounting Firm, (iii) each of Purchaser and Agent shall assign a value to each disputed item and the Independent Accounting Firm shall determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement) but shall not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by either party or less than the smallest value for such disputed item assigned to it by either party, and (iv) the Independent Accounting Firm shall make its calculation of the disputed items (and of the Merger Consideration) in accordance with this Agreement and shall set forth such calculation in reasonable detail in a written notice and deliver such notice to Purchaser and Agent, and such calculation shall (except in the case of fraud or manifest error) be binding and conclusive on the parties and constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. Purchaser and Agent (on behalf of the Equityholders) shall each bear their own fees and expenses in connection with any such proceeding; provided, however, that the fees and expenses of the Independent Accounting Firm shall be borne by Purchaser and Agent (on behalf of the Equityholders) in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm.
1.13.    Closing Deliveries.
(a)    Company Deliveries. At the Closing, the Company shall deliver to Purchaser:
(i)    A certificate of the Secretary of the Company certifying (A) that attached thereto are true and complete copies of the Organizational Documents, (B) true and complete copies of resolutions of the Company Board approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect, (C) that the Written Consent was duly adopted, has not been amended or rescinded and is in full force and effect and (D) the incumbency of the officers of the Company executing any Transaction Agreement or certificate on behalf of the Company.
(ii)    Evidence of the consent or approval of each Person that is a party to a Contract and whose consent or approval is required as set forth on Schedule 1.13(a)(ii), and such consent or approval will be in form and substance reasonably satisfactory to Purchaser.
(iii)    A certificate of good standing as of a date within five (5) business days prior to Closing from the Secretary of State in each state where the Company is incorporated, organized or qualified to do business.
(iv)    A certificate conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that shares of Capital Stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code.
(v)    The escrow agreement (the “Escrow Agreement”), in substantially the form of Exhibit D hereto, duly executed by Agent.
(vi)    The Payoff Letters.
(b)    Purchaser Deliveries. At the Closing, Purchaser shall deliver:
(i)    To the Company, a certificate of a duly authorized officer of Purchaser, dated as of the Closing Date, certifying that attached thereto is a true and complete copy of resolutions of the boards of directors of Purchaser and Merger Sub and the sole stockholder of Merger Sub, in each case authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by

Purchaser Merger Sub, and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect.
(ii)    To each of the Stockholders who has surrendered its Certificates in accordance with Section 1.10(a), by wire transfer of immediately available funds, the Closing Consideration payable to such Stockholders pursuant to Section 1.10(a).
(iii)    To each of the Stockholders who held Preferred Stock prior to conversion pursuant to Section 1.6(a), such Stockholder’s portion of the Payout Amount as set forth on the Payment Schedule, by wire transfer of immediately available funds.
(iv)    To the Surviving Corporation, on behalf of the holders of Options, by wire transfer of immediately available funds, the aggregate Option Merger Consideration for payment to such Option Holders pursuant to Section 1.10(b).
(v)    To each Person to whom any Company Transaction Expense or Closing Indebtedness is payable or due at Closing as set forth on the Payment Schedule, the amount of the Company Transaction Expense and/or Company Indebtedness set forth thereon with respect to such Person, by wire transfer of immediately available funds.
(vi)    To the Escrow Agent, the Escrow Fund, by wire transfer of immediately available funds.
(vii)    To Agent, the Expense Fund, by wire transfer of immediately available funds.
(viii)    To Agent, the Escrow Agreement, duly executed by Purchaser.
(ix)    To the Company, evidence reasonably satisfactory to the Company of the satisfaction, including premium payment, of the conditions to the issuance of the R&W Insurance Policy set forth in the Binder Agreements.
1.14.    Required Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser, the Company, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement or the Escrow Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments to such Person under the Code or under any other applicable Tax Law and to collect any necessary Tax forms or any similar information from any recipient of payments hereunder. To the extent that amounts are so withheld or deducted, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person for which such withholding or deduction was made, and such amounts shall be delivered by Purchaser, the Company, the Surviving Corporation or the Escrow Agent, as appropriate, to the applicable Governmental Body.

1.15.    Defined Terms Used in this Agreement. In addition to the terms defined above and throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
“280G Payments” has the meaning set forth in Section 4.11.
“280G Stockholder Vote” has the meaning set forth in Section 4.11.
“Adjustment Escrow Fund” has the meaning set forth in Section 1.8.
“Advertising Funds” has the meaning set forth in Section 2.21(f).
“Affiliate” means, with respect to any Person, (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person, (2) a Person who owns or controls at least 10% of the outstanding voting interests of the Person, (3) a Person who is an officer, director, or manager, or general partner of the Person, (4) a Person who is an officer, director, manager, general partner or trustee of, or owns at least 10% of, the outstanding voting interests of a Person described in clauses (1) through (3) of this definition or (5) any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, a Person described in clauses (1) through (3) of this definition.
“Agent” has the meaning set forth in the preamble to this Agreement.
“Agent Losses” has the meaning set forth in Section 6.2(a).
“Aggregate Exercise Price” means the aggregate exercise price of all Options outstanding immediately prior to the Effective Time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Basket” has the meaning set forth in Section 5.5(a).
“Binder Agreements” means, collectively, (i) that certain binder agreement, dated March 27, 2017, by and among Purchaser and Chubb Transactional Risk and (ii) that certain binder agreement, dated March 27, 2017, by and among Purchaser and AIG Specialty Insurance Company.
“business days” has the meaning set forth in Section 9.15(i).
“Capital Leases” has the meaning set forth in the definition of Indebtedness.
“Capital Stock” means shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common”), Class B Common Stock, par value $0.01 per share (the “Class B Common”) and Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock” and collectively with the Class A Common and Class B Common, on an as-converted to Class A Common basis, the “Common Stock”).

“Certificate of Merger” has the meaning set forth in Section 1.1.
“Certificates” has the meaning set forth in Section 1.10(a)(i).
“Claim Notice” has the meaning set forth in Section 5.6(a).
“Class A Common” has the meaning set forth in the definition of “Capital Stock.”
“Class B Common” has the meaning set forth in the definition of “Capital Stock.”
“Closing” has the meaning set forth in Section 1.2.
“Closing Cash” means the (A) sum of (i) the cash and cash equivalents of the Company, net of any uncleared checks and drafts but including checks and drafts deposited for the account of the Company or on hand at the Company that are not yet credited to such accounts of the Company, as of 12:01 a.m. Central Time on the Closing Date, as determined in accordance with GAAP and, to the extent consistent with GAAP, the accounting principles and practices utilized by the Company consistent with past practice, but without giving effect to the transaction contemplated hereby plus (ii) any amounts expended prior to Closing by the Company and its Subsidiaries in connection with the construction or opening of the new restaurants listed on Schedule 4.5(a) (collectively, the “New Stores”), minus (B) if the Lake Worth Transaction or the Harlingen Transaction was completed prior to the Closing, the amount of proceeds received by the Company or any of its Subsidiaries from completing such transaction (regardless of whether such proceeds remain in an account of the Company or any of its Subsidiaries on the Closing Date), which may result in a negative number.
“Closing Certificate” has the meaning set forth in Section 1.11.
“Closing Consideration” has the meaning set forth in Section 1.8.
“Closing Date” has the meaning set forth in Section 1.2.
“Closing Indebtedness” means the Indebtedness of the Company as of 12:01 a.m. Central Time on the Closing Date, but without giving effect to the transaction contemplated hereby.
“Closing Working Capital” means, as of 12:01 a.m. on the Closing Date:
(a)    the Company’s current assets (excluding Closing Cash, current income Tax assets and deferred Tax assets); minus
(b)    the Company’s current liabilities (excluding Company Transaction Expenses, the current portion of any Indebtedness included in Closing Indebtedness, current income Tax liabilities and deferred Tax liabilities);
provided, however, that Closing Working Capital shall (i) exclude any current assets and any current liabilities attributable to the Tax Attribute Adjustment, (ii) other than as described in this definition or as set forth on Exhibit E, be determined in accordance with GAAP and, to the extent consistent with GAAP, the accounting principles and practices utilized by the Company consistent with past practice, (iii) be determined without giving effect to the transaction contemplated hereby and (iv) in any event shall be determined in a manner consistent with the sample calculation reflected on Exhibit E.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” has the meaning set forth in the definition of “Capital Stock.”
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Board” has the meaning set forth in the recitals to this Agreement.
“Company Charter” has the meaning set forth in the definition of “Organizational Documents.”
“Company Employees” has the meaning set forth in Section 4.9(a).
“Company FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of Company Franchises.
“Company Franchise” has the meaning set forth in Section 2.21(a).
“Company Franchisee” means a Person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Company Franchisee) to develop, operate or license others to develop or operate a Company Franchise within a specific geographic area or at a specific location.
“Company IT Assets” has the meaning set forth in Section 2.10(b).
“Company Registered Intellectual Property” has the meaning set forth in Section 2.10(a).
“Company Related Party” means the directors, officers and controlled Affiliates of the Company and its Subsidiaries.
“Company Specified Agreements” has the meaning set forth in Section 2.21(a).
“Company Transaction Expenses” means all fees, expenses, costs and payments incurred in connection with the transactions contemplated by this Agreement which are incurred by or on behalf of, or that are the obligation of, the Company or any of its Subsidiaries on or prior to the Effective Time, including (i) cash obligations of the Company or any of its Subsidiaries under or in connection with any change of control arrangements, stay or incentive bonuses, transaction bonuses or similar obligations that (A) were incurred pursuant to Contracts entered into prior to the Closing without the written consent of Purchaser and (B) are payable to any Person upon, or in connection with, the consummation of the transactions contemplated hereby, (ii) the retention bonuses payable to the Company’s employees or other service providers that are set forth on the Payment Schedule (the “Retention Bonuses”), (iii) the employer-paid portion of any employment and payroll Taxes that are imposed on the Company or any of its Subsidiaries in connection with the payment of any of the obligations pursuant to clauses (i) and (ii) to the extent such Taxes are payable or properly accrued on or before the Closing Date and the employer-paid portion of any unpaid employment and payroll Taxes that are imposed on the Company or the Surviving Corporation in connection with the payment of the Option Merger Consideration, (iv) the fees and expenses of Agent and (v) the fees, expenses, costs and payments payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors retained by or on behalf of the Company or any of its Subsidiaries) in connection with the negotiation, execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. Company Transaction Expenses shall be reduced by any and all unreimbursed out-of-pocket costs and expenses incurred by the Company or its Subsidiaries prior to Closing in connection with their provision of assistance in connection with the arrangement by Purchaser of its debt financing. Except as otherwise described above, Company Transaction Expenses shall not include any severance arrangements, stay or incentive bonuses, transaction bonuses or similar obligations incurred by the Company or the Surviving Corporation if the payment thereof is triggered by the termination or constructive termination of the relevant employee by or at the request of Purchaser (prior to the Effective Time) or the Surviving Corporation (after the Effective Time).
“Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (a) a merger, consolidation, share exchange, business combination or similar transaction; (b) any sale, lease, exchange, transfer or other disposition of 10% or more of the consolidated assets of the Company; (c) any sale, issuance, pledge, lease, exchange, transfer or other disposition of 10% or more of the Equity Interests in the Company; (d) any public offering of any Equity Interests in the Company; or (e) any liquidation, dissolution, reorganization, or recapitalization of the Company.
“Confidentiality Agreement” means that certain non-disclosure agreement, by and between Cheddar’s Casual Café, Inc. and Purchaser, dated as of November 4, 2016.
“Contract” or “contract” means any written or oral contract, subcontract, settlement agreement, lease, franchise, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other binding agreement or commitment to which the referenced Person is a party or by which such Person, or any of its properties or assets, is bound.
“D&O Indemnified Parties” has the meaning set forth in Section 4.8(a).
“Delaware Law” has the meaning set forth in the recitals to this Agreement.
“Disclosure Schedules” has the meaning set forth in the preamble of Article 2.
“Disqualified Individual” has the meaning set forth in Section 4.11.
“Dissenting Shares” has the meaning set forth in Section 1.10(f).
“Effective Time” has the meaning set forth in Section 1.2.

“Employee Benefit Plan” means, other than any government-sponsored plan, program or arrangement mandated by applicable Laws, (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, (c) any other equity, change of control, severance, salary continuation, deferred-compensation, retirement, profit sharing, savings, retention, bonus, incentive, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, accident, wellness, education, tuition reimbursement, Section 125 cafeteria, flexible benefit, dependent day care, or material fringe benefit plan, policy, program, agreement or arrangement, whether written or unwritten, formal or informal, maintained, sponsored, contributed to (or with respect to which any obligation to maintain, sponsor or contribute has been undertaken), promised by, or participated in by the Company or any of its ERISA Affiliates for the current or future benefit of any current or former officer, employee or director of the Company or for which the Company or any of its ERISA Affiliates may reasonably be expected to have any liability.
“Entity” means an association, relationship, or artificial Person through which, or by means of which, an enterprise or activity may be lawfully conducted, including a domestic or foreign corporation, nonprofit corporation, limited liability company, general partnership, limited partnership, business trust, association, trust, estate, joint venture, cooperative or Governmental Body.
“Environmental and Safety Requirements” has the meaning set forth in Section 2.17(a).
“Equity Interests” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.
“Equityholder Indemnified Parties” has the meaning set forth in Section 5.3.
“Equityholders” means the Stockholders and the Option Holders, as of immediately prior to the Effective Time.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Subsidiary and any affiliate, trade or business, whether or not incorporated, that together with the Company would be or previously would have been deemed to be a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” has the meaning set forth in Section 1.8.
“Escrow Agreement” has the meaning set forth in Section 1.13(a)(v).
“Escrow Fund” has the meaning set forth in Section 1.8.

“Estimated Closing Cash” has the meaning set forth in Section 1.11.
“Estimated Closing Indebtedness” has the meaning set forth in Section 1.11.
“Estimated Closing Working Capital” has the meaning set forth in Section 1.11.
“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.11.
“Estimated Merger Consideration” has the meaning set forth in Section 1.11.
“Existing Purchase Agreement” means that certain Asset Purchase Agreement dated October 28, 2016, by and among Cheddar’s Franchise Acquisition LLC, Mint Julep Restaurant Operations, LLC, Tri Star South, LLC, Five Star South, LLC, Midwest Management Group, Inc., Greer Land Co.-Restaurants, LLC, Pin Oak Land Co., LLC and the other parties thereto.
“Existing R&W Policy” means the representation and warranty insurance policy obtained by Cheddar’s Franchise Acquisition LLC in connection with the transactions contemplated by the Existing Purchase Agreement.
“Expense Fund” has the meaning set forth in Section 6.2(b).
“Facilities” shall mean all buildings, improvements and fixtures located on any Real Property.
“Financial Statements” has the meaning set forth in Section 2.5(a).
“Franchise Laws” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising”, 16 CFR Part 436, and any other Law regulating the offer or sale of “franchises” and/or “business opportunities,” including any pre-sale registration or disclosure Law.
“Fundamental Representations” has the meaning set forth in Section 5.1.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Harlingen Transaction” has the meaning set forth in Section 4.5(c).
“Hazardous Materials” means (i) any waste, pollutant, contaminant, or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material that is regulated pursuant to any applicable Environmental and Safety Requirements and (ii) petroleum and petroleum byproducts (including crude oil and any fraction thereof), asbestos, lead-based paint, polychlorinated biphenyls and toxic mold.

“HSR Act” has the meaning set forth in Section 2.12.
“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations of the Company or any of its Subsidiaries in respect of: (i) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest and any applicable prepayment charges or premiums); (ii) any deferred payments for the purchase price of property or assets, other than trade payables; (iii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iv) capital lease obligations or any lease which is required to be classified as a liability on a balance sheet prepared in accordance with GAAP (each, a “Capital Lease”); (v) any indebtedness of any other Person guaranteed, endorsed or assumed by, or a contingent obligation of, the Company or any of its Subsidiaries; (vi) any drawn upon letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or any of its Subsidiaries; (vii) any obligations with respect to any interest rate hedging, swap agreements, forward rate agreements, interest rate cap or collar agreements or other financial agreement entered into for the purpose of limiting or managing interest rate risks; (viii) all indebtedness for borrowed money secured by a Lien on property owned by the Company or any of its Subsidiaries, whether or not the secured indebtedness is owed by the Company or any of its Subsidiaries; (ix) all premiums, penalties and payments required to be paid or offered in connection with the payment at Closing of any of the foregoing or resulting from the consummation of the transactions contemplated hereby or (x) the Payout Amount; provided, however, that Indebtedness shall not include (a) the Company’s unfunded standby letter of credit securing the Company’s insurance retention or (b) any current or future payment obligations of the Company relating to the New Stores incurred in accordance with Section 4.5.
“Indemnity Escrow Fund” has the meaning set forth in Section 1.8.
“Independent Accounting Firm” has the meaning set forth in Section 1.12(c).
“Infringe” means that a given item or activity directly or indirectly infringes, misappropriates, dilutes or otherwise violates the intellectual property rights of any Person.
“Intellectual Property” means (i) patents and pending patent applications, including continuations, continuations-in-part, divisions, reexaminations and reissues thereof, (ii) registered and unregistered trademarks, service marks, trade dress, trade names, corporate names and logos, and all good will associated with and any pending applications to register any of the foregoing, (iii) copyrights, and all registrations thereof and pending applications to register the same, (iv) Internet domain names and registrations thereof, (v) all know how, trade secrets, technical information and confidential business information (whether patentable or unpatentable and whether or not reduced to practice) and (vi) all computer software (including data and related documentation), in each case developed or acquired by the Company or any of its Subsidiaries.
“Key Employees” means Ian Baines, Lynne Bartusek, Donald Breen, Homero Ortegon, Rick Payne, John Reale and Claudia Schaefer.

“Knowledge,” including the phrase “to the Company’s Knowledge,” means the actual knowledge of each of the Key Employees, in each case after reasonable inquiry. For purposes of the definition of “Knowledge,” “reasonable inquiry” by any Person with respect to any fact, event, circumstance or condition means a Person’s taking such actions as would be taken by a reasonably prudent Person in a comparable position in the conduct of his job, including such Person’s making inquiries of any of the following, but only to the extent that such Person could reasonably expect any of the following to have actual knowledge regarding the relevant fact, event, circumstance or condition: (x) the officers and directors of the Company or any of its Subsidiaries, (y) any employees of the Company or any of its Subsidiaries reporting directly to the officers of the Company or (z) the Company’s accountants or legal counsel.
“Lake Worth Transaction” has the meaning set forth in Section 4.5(c).
“Law” or “law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
“Leased Real Property” has the meaning set forth in Section 2.7(b).
“Letter of Transmittal” has the meaning set forth in Section 1.10(a)(i).
“Lien” and “lien” means any lien, charge, mortgage, deed of trust, security agreement, pledge, easement, encroachment, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, title retention agreement or any other title defect or restriction of any kind.
“Liquor License” means a liquor or alcohol permit or license, including beer, wine and mixed beverage permits and licenses, issued by a Governmental Body.
“Loss” has the meaning set forth in Section 5.2.
“Major Suppliers” has the meaning set forth in Section 2.20.
“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of the Company and its Subsidiaries, taken as a whole, other than an adverse change or effect resulting from: (i) changes adversely affecting the U.S. economy or the Company’s industry generally; (ii) the announcement or pendency of the transactions contemplated by this Agreement (expressly excluding any legal effect on any Permit of or Contract to which the Company or its Subsidiaries are a party caused by the announcement or pendency of the transactions contemplated by this Agreement); (iii) any change in applicable Laws or the interpretation thereof; (iv) actions required to be taken under applicable Laws or pursuant to the terms of the Contracts disclosed in the Disclosure Schedules attached to this Agreement; (v) any change in GAAP or the interpretation thereof; (vi) an earthquake or other natural disaster; or (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America; unless, in the case of clauses (i), (iii), (vi) and (vii), any result, occurrence, fact, change, event or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons (of similar size and similarly situated) engaged in the industries in which the Company or any of its Subsidiaries operates.
“Material Contracts” has the meaning set forth in Section 2.9(b).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” means an amount equal to (i) $780,000,000, plus (ii) an amount equal to the Closing Cash, minus (iii) an amount equal to the Closing Indebtedness, plus (iv) the Working Capital Adjustment Amount (which may be negative), minus (v) an amount equal to the Company Transaction Expenses, plus (vi) the Tax Attribute Adjustment, plus (vii) the Aggregate Exercise Price.
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Mesquite Transaction” has the meaning set forth in Section 4.5(b).
“Minimum Claim Threshold” has the meaning set forth in Section 5.5(a).
“New Stores” has the meaning set forth in the definition of “Closing Cash.”
“Option Holder” has the meaning set forth in Section 1.7(c).
“Option Merger Consideration” has the meaning set forth in Section 1.7(c).
“Options” means outstanding options to acquire shares of Common Stock, pursuant to the Company’s 2007 Long-Term Incentive Plan.
“Order” or “order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Organizational Documents” means the certificate of incorporation (the “Company Charter”) and bylaws, each as amended, of the Company as in effect on the date hereof.
“Outside Date” has the meaning set forth in Section 8.1(b)(ii).
“Owned Real Property” has the meaning set forth in Section 2.7(a).
“Payment Schedule” has the meaning set forth in Section 1.9.
“Payoff Letters” has the meaning set forth in Section 1.11.
“Payout Amount” means, with respect to each share of Preferred Stock converted pursuant to Section 1.6(a), an amount in cash equal to (i) $10.00 per share plus (ii) all accrued but unpaid Series A Dividends (as defined in the Company Charter).

“Per Share Consideration” means the Merger Consideration divided by the total number of shares of Capital Stock outstanding immediately prior to the Effective Time (assuming the full acceleration and exercise of all outstanding Options).
“Percentage” means, with respect to an Equityholder entitled to receive a portion of the Escrow Fund, if any such amount is available for distribution to Equityholders, the fraction (expressed as a percentage) set forth next to such Equityholder’s name on the Payment Schedule, as determined in accordance with the terms of the Company Charter.
“Permits” has the meaning set forth in Section 2.16(a).
“Permitted Liens” means (a) statutory Liens and other governmental assessments for the payment of Taxes that are being contested in good faith with adequate reserves established in accordance with GAAP or that are not yet delinquent; (b) Liens imposed by Law, such as carriers’, material men’s, mechanics’, warehousemans’, and other like Liens incurred in the ordinary course of business with respect to which payment is not yet due and payable; (c) statutory or common law Liens to secure obligations to landlords, lessors, or renters, in each case incurred in the ordinary course of business and that do not materially impair the Company’s ownership or use of such property or assets or operation of its business and for amounts not yet due and payable; and (d) nonexclusive licenses to Company-owned Intellectual Property and contractual restrictions on licenses to Company-owned Intellectual Property.
“Person” means a natural person or an Entity.
“Post-Closing Tax Period” shall mean any taxable period or portion thereof (including the portion of any Straddle Period as determined under the allocation methodology set forth in Section 4.13(b)) beginning after the Closing Date.
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Pre-Closing Review Period” has the meaning set forth in Section 1.11.
“Pre-Closing Tax Period” shall mean any taxable period or portion thereof (including the portion of any Straddle Period as determined under the allocation methodology set forth in Section 4.13(b)) ending on or prior to the Closing Date.
“Preferred Stock” has the meaning set forth in the definition of “Capital Stock.”
“Preliminary Adjustment Statement” has the meaning set forth in Section 1.12(a).
“Purchaser” has the meaning set forth in the preamble to this Agreement.
“Purchaser Indemnified Parties” has the meaning set forth in Section 5.2.
“Purchaser Material Adverse Effect” means any result, occurrence, fact, change, event or effect that could prevent or materially delay the consummation of the Merger or the related transactions contemplated hereby.

“R&W Insurance Policy” means one or more insurance policies issued by Chubb Transaction Risk and AIG Mergers & Acquisitions Insurance, or their Affiliates, each of which provides coverage for the benefit of Purchaser or its designee as the named insured for breaches of certain of the representations and warranties of the Company set forth in Article 2. The R&W Insurance Policy shall (i) have an aggregate policy limit of $57,200,000; (ii) include an initial retention not to exceed $5,720,000; (iii) include a drop-down retention not to exceed $2,860,000, from and after the date that is twelve months following the Closing Date; and (iv) provide that the insurer shall waive and not pursue any subrogation rights against the Company or its Affiliates, except in instances of actual fraud determined after final adjudication, and that such Persons are express third party beneficiaries of such waiver.
“Real Property” has the meaning set forth in Section 2.7(b).
“Real Property Leases” has the meaning set forth in Section 2.7(b).
“Relationship Laws” means any Law that relates to the termination, non-renewal, unfair practices or other aspects of the relationship between a franchisor and its franchisees, including the requirements of such Laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.
“Relevant Courts” has the meaning set forth in Section 9.3(a).
“Requisite Company Vote” has the meaning set forth in Section 2.3(a).
“Resolution Period” has the meaning set forth in Section 1.12(a).
“Retention Bonuses” has the meaning set forth in the definition of “Company Transaction Expenses.”
“Section 280G Waiver” has the meaning set forth in Section 4.11.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Service Provider” has the meaning set forth in the TSA Agreement.
“Solvent” means, with respect to a Person on a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of such Person and such Person’s subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) such Person and such Person’s subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) such Person has, and such Person and its subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this definition, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
“Stockholder Notice” has the meaning set forth in Section 4.12(a).
“Stockholders” means holders of shares of Capital Stock as of immediately prior to the Effective Time.
“Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement, dated January 23, 2017, by and among the Company and the Stockholders party thereto.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” has the meaning set forth in Section 2.2.
“Survival Period” has the meaning set forth in Section 5.1.
“Surviving Corporation” has the meaning set forth in Section 1.1.
“TSA Agreement” means the Employee Transition Services Agreement, dated January 4, 2017, by and among Mint Julep Restaurant Operations, LLC, Tri Star South LLC, Five Star South, LLC, Cheddar’s Franchise Acquisition LLC and Cheddar’s Casual Café, Inc.
“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, duties, contributions, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, transfer, registration, recording, ad valorem, value added, transfer, franchise, margin, net margin, corporation, profits, inventory, capital stock, license, withholding, payroll, employment related tax (including employee withholding or employer payroll tax or Federal Insurance Contributions Act tax), disability, social security (or similar), windfall profit, unemployment, production, capital gains, goods and services, alternative or add-on minimum, environmental, excise, severance, stamp, escheat, unclaimed property, premium, occupancy, occupation, property and estimated taxes, withholding or backup withholding, severance tax, customs duties, fees, and any other governmental charges of any kind whatsoever imposed by a Governmental Body, including any interest, penalty or addition thereto, whether disputed or not.
“Tax Attribute Adjustment” means $10,000,000, which represents consideration for the Company’s Tax attributes described on Schedule 1.15, including those created by the value of any deductible Company Transaction Expenses and any amounts related to or incurred as a result of the exercise or payments in respect of the Options in connection with the Merger.
“Tax Benefit” has the meaning set forth in Section 5.5(e).
“Tax Returns” means any and all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration, implementation or enforcement of or compliance with any Laws or administrative requirements relating to any Taxes.
“Tax Sharing Agreement” means any Tax sharing, Tax indemnity, Tax allocation or similar agreement that has as one or more of its primary purposes the sharing, indemnity or allocation of Taxes.
“Third Party Claim” has the meaning set forth in Section 5.4(b).
“Transaction Agreements” means this Agreement, and any agreement entered into in connection with or pursuant to this Agreement.
“Transition Employee” has the meaning set forth in the TSA Agreement.
“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).
“WARN Act” has the meaning set forth in Section 2.14(e).
“Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to (i) the Closing Working Capital, minus (ii) the Working Capital Target.
“Working Capital Target” means negative $18,500,000.
“Written Consent” has the meaning set forth in Section 4.3.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Purchaser that, except as set forth in the correspondingly numbered disclosure schedules hereto (the “Disclosure Schedules”), the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date:
2.1.    Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership of property or assets or the conduct of its business as currently conducted requires it to qualify, except where the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has delivered to Purchaser true and complete copies of the certificates of incorporation or bylaws (or equivalent organizational documents) of the Company and each of its Subsidiaries.
2.2.    Subsidiaries. Schedule 2.2 sets forth a true and complete list of each subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) and its name, place of incorporation or organization. Each of the Subsidiaries: (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, to the extent each such concept exists under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate, or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its businesses as currently conducted, except where the failure to hold such power and authority would not be material to such Subsidiary, and (c) is qualified to do business in each jurisdiction in which its ownership of property or assets or the conduct of its businesses as currently conducted requires it to qualify, except where the failure to be so qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Subsidiary is in default under or in violation of any provision of its charter or bylaws or other similar organizational documents in any material respect.
2.3.    Authorization; No Breach; Valid and Binding Agreement.
(a)    The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Transaction Agreements to which it is or will be a party and, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Capital Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement and such other Transaction Agreements. The execution and delivery of this Agreement by the Company and the Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate action or proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, any Transaction Agreement or to consummate the Merger and the other transactions contemplated hereby or thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Capital Stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby or any other Transaction Agreement.
(b)    Except as set forth on Schedule 2.3(b), the execution and delivery of this Agreement by the Company and the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby by the Company do not and will not (i) violate, conflict with, result in any breach of or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of the Company or any Subsidiary, (ii) violate or result in a breach of or constitute a violation or default under any Material Contract, or (iii) violate any Law to which the Company or any Subsidiary is subject, except where the failure of any of the representations and warranties contained in clauses (ii) or (iii) above to be true would not be material.
(c)    Assuming that this Agreement and each other Transaction Agreement to which the Company is a party are valid and binding obligations of Purchaser, this Agreement and each such other Transaction Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with their applicable terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
2.4.    Capitalization.
(a)    Schedule 2.4(a) sets forth a true and complete list of the number of issued and outstanding shares of each class and series of the Capital Stock and Options, the names of the record holders thereof, and the number of shares and Options held by each such holder as of the date hereof, and the exercise price thereof. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. No shares of Capital Stock have been issued in violation of any preemptive rights. Except as set forth on Schedule 2.4(a), there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of Capital Stock of any class or any other Equity Interests of the Company. Except as set forth on Schedule 2.4(a), there are no agreements to which the Company is a party with respect to the voting of any shares of Capital Stock of the Company or which restrict the transfer of any such shares. Except as set forth on Schedule 2.4(a), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Capital Stock, other Equity Interests or any other securities of the Company. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.
(b)    Schedule 2.4(b) sets forth, with respect to each Subsidiary, the number of authorized, issued and outstanding shares for each class of its capital stock or other Equity Interests and the holder(s) thereof. All of the issued and outstanding shares of capital stock or other Equity Interests of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.4(b), the Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares or other Equity Interests of each Subsidiary, free and clear of any restrictions on transfer, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company or any Subsidiary is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other Equity Interests of any Subsidiary. Except as set forth on Schedule 2.4(b), neither the Company nor any of its Subsidiaries owns an Equity Interest in, controls directly or indirectly or has any direct or indirect equity participation in, or has any obligation to contribute to the capital of, any Entity that is not a Subsidiary.
(c)    Each Equityholder’s Percentage, as set forth in the Payment Schedule, will be true and correct in all respects.

(d)    Except as set forth on Schedule 2.4(d), all Stockholders are parties to the Stockholders’ Agreement. A complete and correct copy of the Stockholders’ Agreement, including all related signature pages and joinder agreements, has been provided to Purchaser.
2.5.    Financial Statements.
(a)    Attached to Schedule 2.5(a) are true and correct copies of the Company’s (i) unaudited consolidated financial statements for the twelve-month period ended December 25, 2016, and (ii) audited consolidated financial statements for the year ended December 27, 2015 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated; provided that the Financial Statements referenced in subsection (i) hereof do not contain all footnotes required by GAAP and are subject to normal recurring year-end adjustments (none of which are reasonably expected to be material individually or in the aggregate). The Financial Statements fairly present the consolidated financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.
(b)    The Company and its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls that is adequate for a private company having the size, operations and business of the Company and its Subsidiaries to provide reasonable assurance, as determined by the Company in good faith, regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements), including policies and procedures (i) that require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) that require that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management of the Company, and (iii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Since December 27, 2015, the Company has not identified or been notified in writing of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries or (y) any fraud or material violation of Law committed by the Company’s or any of its Subsidiaries’ management or other employees (in their capacity as such) in connection with their role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries.
2.6.    Absence of Certain Developments; Undisclosed Liabilities.
(a)    Since December 26, 2016, except as set forth on Schedule 2.6, the Company has operated in the ordinary course of business consistent with past practice, and neither the Company nor any of its Subsidiaries has:
(i)    suffered a Material Adverse Effect;

(ii)    effected any recapitalization, reclassification, distribution, consolidation, split, reverse split, division or subdivision of any of its Equity Interests or like change in its capitalization or redeemed or repurchased any of its Equity Interests;
(iii)    subjected any portion of its properties or assets to any Lien, except for Permitted Liens;
(iv)    sold, assigned or transferred tangible assets in excess of $1,000,000, except in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value;
(v)    sold, assigned, abandoned, exclusively licensed or transferred any Intellectual Property owned by the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;
(vi)    made an acquisition of, capital investment in, or any loan to, any other Person in excess of $1,000,000, except in the ordinary course of business consistent with past practice or pursuant to any existing agreement or budget that was made available to Purchaser;
(vii)    incurred, assumed, guaranteed or discharged any Indebtedness, except for borrowings under the Company’s existing credit facilities;
(viii)    with respect to any U.S. federal or state income Tax election or other material Tax election, (A) filed or caused to be filed any amended Tax Return, (B) requested a Tax refund, (C) made, revoked or changed any such election, (D) changed a method of Tax accounting, (E) settled or compromised any Tax liability, (F) entered into any closing agreement, (G) consented to any claim or assessment relating to Taxes or waived the statute of limitations for any such claim or assessment or (H) taken any similar action relating to the filing of any Tax Return or the payment of any Tax, in each case, other than in the ordinary course of business consistent with past practice;
(ix)    changed its accounting policies or procedures, except as required by applicable Laws or by GAAP;
(x)    amended its organizational documents; or
(xi)    entered into or authorized an agreement with respect to any of the foregoing actions, or committed to take any action to effect any of the foregoing actions.
(b)    The Company does not have any material liability that would be required to be set forth or reserved against in financial statements prepared in accordance with GAAP, except for liabilities (i) accrued or reserved against in the Financial Statements (or disclosed in any notes thereto), (ii) incurred in the ordinary course of business since December 26, 2016, (iii) which constitute Company Transaction Expenses that will be paid in full at or prior to the Closing or (iv)

for future performance under Contracts to which the Company is party (but not liabilities related to the breach thereof).
2.7.    Real Property; Assets.
(a)    Schedule 2.7(a) contains a true and complete description of all real property owned by the Company and its Subsidiaries, together with all Facilities located thereon and appurtenances relating thereto (the “Owned Real Property”).
(b)    Schedule 2.7(b) contains a true and complete list of all leases, subleases, occupancy agreements and similar contracts, together with all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto (the “Real Property Leases”), with respect to all real property leased, subleased or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”).
(c)    Other than the Real Property, neither the Company nor any of its Subsidiaries has any other direct or indirect interest in any real property, whether owned, leased or otherwise. The Real Property comprises all of the real property necessary to conduct the business of the Company and its Subsidiaries as currently conducted.
(d)    The Real Property Leases are in full force and effect, and the Company or a Subsidiary holds a legal, valid and enforceable leasehold interest under each such Real Property Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws, and subject to Permitted Liens. All Real Property is in good operating condition and repair and is sufficient for the conduct of the Company’s and its Subsidiaries’ business as currently conducted. The Company would not owe any brokerage commissions or finders’ fees if any existing Real Property Leases were renewed pursuant to any renewal options contained in such Real Property Leases, and neither the Company nor any of its Subsidiaries owes any such fees for the Real Property. All improvements (if any) constructed on the Leased Real Property pursuant to any Real Property Lease have been completed in accordance with and currently satisfy the terms of such Real Property Lease, and, to the Company’s Knowledge, there are no defects or disputes associated therewith. Except as set forth on Schedule 2.7(d), the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein and therein do not require the consent, authorization or approval of any party to a Real Property Lease and will not, with or without notice or lapse of time or both, result in a breach of or default under such a Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. The Company’s or its applicable Subsidiary’s possession and quiet enjoyment of each Leased Real Property has not been disturbed, and, the Company’s Knowledge, there are no disputes with respect to any Real Property Leases.
(e)    Except as set forth on Schedule 2.7(e):
(i)    no Liens on the Owned Real Property and, to the Company’s Knowledge, the Leased Real Property could reasonably be expected to materially and adversely affect the Company’s or its Subsidiaries’ use or occupancy of such Real Property for the operation of their business as currently conducted;
(ii)    there is no condemnation, expropriation or eminent domain proceeding of any kind pending or, to the Company’s Knowledge, threatened against any of the Real Property, or any portion thereof, or other legal matters materially and adversely affecting any of the Company’s or its Subsidiaries’ occupancy and use thereof for the operation of their business as currently conducted;
(iii)    neither the Company nor its Subsidiaries have licensed, subleased or granted any third party the right to use or occupy the Real Property, and there are no parties in possession of the Real Property that are not entitled to such possession; and
(iv)    there are no outstanding options or rights of first refusal to purchase the Owned Real Property or, to the Company’s Knowledge, the Leased Real Property, or any portion thereof or interest therein, in favor of any third party with regard to the Owned Property or the Company or its Subsidiaries with regard to the Leased Real Property.
(f)    The Company or one of its Subsidiaries has good and valid title to, or, in the case of the Leased Real Property, valid leasehold interests in, all of its respective tangible properties and assets, real, personal and mixed, including the Real Property, used or held for use in its business, free and clear of all Liens, except (i) as reflected in the Financial Statements and (ii) Permitted Liens. All equipment, machinery, furniture, vehicles and other tangible personal property owned or leased by the Company and its Subsidiaries currently in use or held for future use is (i) sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
2.8.    Tax Matters. Except as set forth on Schedule 2.8:
(a)    The Company and each of its Subsidiaries has timely filed (or has had timely filed) all material Tax Returns that it was required to file (or to have filed), taking into account any valid extensions of time to file, and all such Tax Returns are true, complete and correct in all material respects. All material Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown as owing by the Company or any of its Subsidiaries on such Tax Returns) have been fully paid. The unpaid Taxes of the Company and each of its Subsidiaries (1) for taxable periods (or portions thereof) through December 26, 2016, do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on its unaudited consolidated financial statements for the twelve-month period ended December 26, 2016, and (2) for taxable periods (or portions thereof) through the Closing Date, will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. All unpaid Taxes of the Company and each of its Subsidiaries for all taxable periods (or portions thereof) commencing after December 26, 2016, arose in the ordinary course of business.
(b)    There are no private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreement, pending ruling requests or any similar documents submitted by, received by or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for any taxable periods for which the statute of limitations has not yet expired.
(c)    Neither the Company nor any of its Subsidiaries is currently the subject of any material Tax audit or material examination or action with respect to any Taxes, and to the Company’s Knowledge, no such audit, examination or action is threatened. No assessment or deficiency of Tax has been proposed or assessed against the Company or any of its Subsidiaries.
(d)    There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company.
(e)    Except as set forth on Schedule 2.8(e), neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
(f)    Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated, consolidated, combined, unitary or similar group for any Tax purpose (other than the group of which they are currently members and the common parent of which is the Company). Neither the Company nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), as a transferee or successor, or pursuant to any contractual obligation (other than contracts entered into in the normal course of business the primary purpose of which is not Tax) for any Taxes of any Person other than the Company or any of its Subsidiaries or (ii) is a party to or bound by any Tax Sharing Agreement.
(g)    The Company and each of its Subsidiaries has duly and timely withheld or collected all Taxes that the Company and its Subsidiaries is required by Law to withhold or collect, and has duly and timely paid over to the appropriate Governmental Body such Taxes to the extent due and payable. The Company and each of its Subsidiaries has complied with all information reporting and backup withholding requirements in connection with amounts paid to any employee, independent contractor, creditor or other third party.
(h)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement or similar agreement entered into with any Governmental Body prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) under Section 108(i) of the Code, (v) prepaid amount received on or prior to the Closing Date, (vi) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of foreign, state or local Tax Law) or (vii) any use of an improper method of accounting for any Pre-Closing Tax Period.

(i)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j)    Neither the Company nor any of its Subsidiaries has been informed by any Governmental Body in a jurisdiction where the Company or any of its Subsidiary has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction or required to file a Tax Return in such jurisdiction.
(k)    There are no Liens with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.
(l)    All related party transactions involving the Company or any of its Subsidiaries have been conducted at arm’s length in material compliance with Section 482 of the Code and the Treasury Regulations thereunder (and any comparable provision of any foreign, state or local Tax Law).
(m)    Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.
(n)    To the Company’s Knowledge (it being agreed that, solely for purposes of this Section 2.8(n), “Company’s Knowledge” does not require that any Key Individual engage a third-party study to confirm or to make a reasonable inquiry), there is no limitation on the utilization by either the Company or any of its Subsidiaries of its net operating losses, built-in losses, Tax credits, Tax attributes, or similar items under Sections 382, 383 or 384 of the Code or any comparable provision of foreign, state or local Tax Law (other than any such limitation arising as a result of the consummation of the transactions contemplated by the Transaction Agreements).
(o)    There is no material property or obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers or employees, non-refunded overpayments or unclaimed gift card balances, or unpaid loyalty rewards balances that is escheatable or reportable as unclaimed or abandoned property to any state or municipality under any applicable escheatment, unclaimed property or abandoned property Laws.
(p)    Schedule 2.8(p) sets forth: (i) the name of each entity owned in whole or in part by the Company or any of its Subsidiaries that is treated as a partnership or a disregarded entity for federal or state income Tax purposes; (ii) the owner of and ownership percentage in such entity and (iii) how that entity is treated for federal and state income Tax purposes.
(q)    The Company has provided or made available to Purchaser correct and complete copies of all income and franchise Tax Returns, examination reports and statements of deficiencies against or agreed to by the Company or any of its Subsidiaries to the extent that such documents were filed or received on or after January 1, 2014.

(r)    Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
2.9.    Contracts and Commitments.
(a)    Except as set forth on Schedule 2.9(a), neither the Company nor any of its Subsidiaries is party to any:
(i)    agreement or indenture relating to the borrowing of money in excess of $2,000,000 or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on assets or properties of the Company or its Subsidiaries;
(ii)    guaranty of any obligation for borrowed money in excess of $2,000,000 or other guaranty of any obligation in excess of $2,000,000;
(iii)    lease or agreement under which it is lessee of, or holds or operates any real or personal property owned by any other party, for which the annual rent exceeds $2,000,000 (excluding the Real Property Leases);
(iv)    lease or agreement under which it is lessor of, or permits any third party to hold or operate any real or personal property, for which the annual rent exceeds $2,000,000 (excluding the Real Property Leases);
(v)    Contract or group of related Contracts with the same party for the purchase or sale of products or for the furnishing or receipt of services (other than purchase and supply orders received or entered into in the ordinary course of business and Real Property Leases) (A) which calls for performance over a period of more than twelve (12) months from the date of this Agreement and annual payments in excess of $500,000 or (B) which involves annual payments of more than $2,000,000;
(vi)    Contract relating to (A) any proposed acquisition of any Equity Interest or business of any other Person or (B) any disposition of any Equity Interest of any of the Company or any of its Subsidiaries or any material amount of assets of the Company or any of its Subsidiaries, in each case, in effect as of the date hereof;
(vii)    Contract prohibiting or restricting the ability of the Company or any of its Subsidiaries to conduct any business in any geographical area or to compete with any Person or which the Company or any of its Subsidiaries is obligated to purchase a minimum quantity of goods or services (and which has not been substantially fulfilled) or has agreed to purchase goods or services exclusively from a particular supplier, vendor or similar Person;
(viii)    Contract that contains most favored nation pricing provisions in favor of any third party;
(ix)    Contracts with any Governmental Body (other than license agreements or Permits entered into in the ordinary course of business);

(x)    Contracts for Indebtedness;
(xi)    Contracts under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $500,000;
(xii)    joint venture, limited liability company and partnership agreements, Company Specified Agreements or other agreements involving the sharing of profits, losses, costs or liabilities with any third party (which, for the avoidance of doubt, shall not include intercompany agreements between or among the Company and its Subsidiaries);
(xiii)    non-disclosure, non-solicitation or other similar restrictive agreements or covenants by which the Company or any of its Subsidiaries is bound, in each case, other than agreements entered into in the ordinary course of business;
(xiv)    Contracts with any of its directors or non-employee Affiliates (other than intercompany agreements entered into in the ordinary course of business); and
(xv)    Contracts with any of its officers or other employees (in each case, other than Contracts entered into in the ordinary course of business and based on standard form agreements that have been made available to Purchaser, provided such Contracts do not materially differ from such forms).
(b)    Neither the Company nor its Subsidiaries have violated, breached or committed any default under and, to the Company’s Knowledge, there exist no circumstances or facts that with the passage of time, the giving of notice or both would reasonably be expected to cause a violation, breach or default under, any of the Real Property Leases, the Existing Purchase Agreement or the Contracts required to be set forth on Schedule 2.9(a) or Schedule 2.10(a) (such Real Property Leases, Existing Purchase Agreement and Contracts collectively, the “Material Contracts”), which violation, breach or default would reasonably be expected to result in a material liability to the Company and its Subsidiaries. To the Company’s Knowledge, no other Person has violated or breached, or is in default under, any Material Contract. No event has occurred and is continuing that will permit termination, modification or acceleration of such Material Contract. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding, enforceable, free and clear of any Lien (other than Permitted Liens), and in full force and effect on identical terms as set forth in the copies provided to Purchaser (including, in the event Purchaser has been provided with any form Material Contracts or incomplete copies of any Material Contracts, on identical terms as set forth in any supplement to or summary thereof that has been provided to Purchaser, as applicable); and (ii) neither the Company nor its Subsidiaries nor, to the Company’s Knowledge, any other party(ies) thereto, have repudiated or threatened in writing to repudiate any provision of such Material Contract, and there is no dispute pending or, to the Company’s Knowledge, threatened in writing under any such Material Contract. The copies of the Material Contracts (together with any supplement to or summary thereof) made available to Purchaser are true and complete in all material respects.
2.10.    Intellectual Property.

(a)    Schedule 2.10(a) contains a true and complete list of all patents, patent applications, trademark and copyright registrations and applications for registration, and all domain name registrations owned by the Company and its Subsidiaries (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries owns and possesses all right, title and interest in and to, or possesses the valid right to use, the Intellectual Property used in the business of the Company or any of its Subsidiaries as currently conducted. All of the Company Registered Intellectual Property is owned free and clear of all Liens (other than Permitted Liens), is subsisting in all material respects and is valid and enforceable under applicable Law. The Company and its Subsidiaries have taken commercially reasonable efforts to maintain the validity and enforceability of the Company Registered Intellectual Property. Except as set forth on Schedule 2.10(a), neither the Company nor any of its Subsidiaries, nor the conduct of the business of the Company or any of its Subsidiaries as it has been conducted or is currently conducted (including, to the Company’s Knowledge, through any Company Franchisee or other licensee), has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating the intellectual property rights of any third party. There is no proceeding pending or, to the Company’s Knowledge, asserted or threatened in writing against the Company, any of its Subsidiaries or, to the Company’s Knowledge, any Company Franchisee concerning any of the foregoing or challenging the ownership, validity or enforceability of any Intellectual Property owned, licensed, or used by the Company or any of its Subsidiaries within the last three (3) years. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps in accordance with customary industry practice to maintain the confidentiality of all trade secrets of the Company and its Subsidiaries and, to the Company’s Knowledge, no such trade secrets have been disclosed to or discovered by any Person except (i) pursuant to non-disclosure agreements set forth on Schedule 2.10(a) or (ii) to the officers, directors or employees of the Company or any of its Subsidiaries in the course of such Person’s employment. The Company has made available to Purchaser true and complete copies of all registrations and applications for registration pertaining to the Company Registered Intellectual Property. The current owner of the Company Registered Intellectual Property is set forth on each such registration and application.
(b)    The Company and its Subsidiaries have taken reasonable steps, consistent with customary industry practices, to protect the confidentiality, integrity and security of the computers, servers, workstations, routers, hubs, switches, circuits, networks and other information technology equipment owned or controlled by the Company or any of its Subsidiaries (the “Company IT Assets”) (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption and, to the Company’s Knowledge, there has been no unauthorized use, access, interruption, modification or corruption of the Company IT Assets, in each case, other than any use, access, interruption, modification or corruption that would not reasonably be expected to be material to the Company.
2.11.    Litigation. Except as set forth on Schedule 2.11, there is no action, claim or proceeding pending, at Law or in equity, or before or by any Governmental Body, or threatened in writing against the Company, its Subsidiaries or their respective properties, assets or business or any of their respective officers, directors or stockholders related to the business of the Company or any of its Subsidiaries. There is no action, claim or proceeding by the Company or any of its Subsidiaries pending or which the Company or any of its Subsidiaries intends to initiate. Except as set forth on Schedule 2.11, neither the Company nor any of its Subsidiaries is subject to any outstanding Order, settlement agreement or consent decree arising from any action, claim or proceeding, at Law or in equity, or with any Governmental Body. To the Company’s Knowledge, there is no investigation currently pending or threatened against the Company or any of its Subsidiaries by a Governmental Body.
2.12.    Governmental Consents. Except as set forth on Schedule 2.12, neither the Company nor any of its Subsidiaries is required to make any declaration or notice to or registration or filing with, or to obtain any Permit from, any Governmental Body in connection with the execution and delivery by the Company of this Agreement or any other Transaction Agreement or the consummation of the Merger or other transactions contemplated herein or therein, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder; and (ii) declarations, registrations, filings, or Permits that are immaterial or Liquor Licenses.
2.13.    Employee Benefit Plans.
(a)    Schedule 2.13(a) sets forth a true and complete list of each Employee Benefit Plan; provided, however, that with respect to Contracts based on form agreements that have been delivered to Purchaser, Schedule 2.13(a) shall list only the form agreement and not each individual Contract, provided such Contracts do not materially differ from the forms upon which they are based. With respect to each Employee Benefit Plan, the Company has delivered or made available to Purchaser copies, to the extent applicable, of (i) the plan and trust documents, including any amendments, and the most recent summary plan description, including any summaries of material modification, or a written summary of the terms of any unwritten Employee Benefit Plan, (ii) the annual report (Form 5500 series) for the three (3) most recent plan years, including any required audited financial statements and actuarial reports, (iii) the most recent determination letter from the Internal Revenue Service with respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, (iv) all material correspondence to or from any governmental entity relating to any Employee Benefit Plan, including all government filings, for the six (6) most recent plan years, (v) all insurance policies related to any Employee Benefit Plan, (vi) all employee handbooks and other material employee communications describing benefits provided under an Employee Benefit Plan, (vii) all material Contracts with any vendor providing services to, for, relating to or on behalf of an Employee Benefit Plan, (viii) all Contracts relating to the investment of Employee Benefit Plan assets, (ix) all internal written policies relating to the operation or administration of an Employee Benefit Plan, including committee bylaws and charters, HIPAA privacy policies and procedures, qualified domestic relations orders procedures, qualified medical child support order procedures, and investment policies and (x) the most recent version of annual notices provided to Employee Benefit Plan participants to comply with applicable Laws (such as summary annual reports and qualified default investment alternative notices).

(b)    Neither the Company nor any of its ERISA Affiliates have, in the past three (3) years, sponsored, maintained or contributed to any plan or arrangement that is subject to Title IV of ERISA, is a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA), or is subject to Section 412 of the Code and neither the Company nor any Subsidiary has any liability or contingent liability with respect to any such plan ever maintained, sponsored or contributed to by the Company or any ERISA Affiliate. No Employee Benefit Plan pays for or provides health or other welfare benefits to former employees of the Company or any of its ERISA Affiliates other than health continuation coverage required pursuant to COBRA or other applicable Laws and except as set forth on Schedule 2.13(b), neither the Company nor any of its ERISA Affiliates has any obligation to provide post-employment health or other welfare benefits in the future. No Employee Benefit Plan that is subject to ERISA holds employer securities or employer real property as a plan asset. No Employee Benefit Plan is funded through a “welfare benefits fund” (as defined in Section 419(e) of the Code). No Employee Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.
(c)    Each Employee Benefit Plan is and has for the last six (6) years been maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan on which the Company can rely and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.
(d)    The Company has not engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company to any excise Tax, penalty (civil or otherwise) or other liability imposed by ERISA, the Code or applicable Law. No Employee Benefit Plan fiduciary and no Employee Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code), which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA. None of the Company nor, to the Company’s Knowledge, any ERISA Affiliate or any Person appointed or otherwise designated to act on behalf of the Company or an ERISA Affiliate, has engaged in any transactions in connection with any Employee Benefit Plan that is reasonably expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975(a) of the Code.
(e)    Each Employee Benefit Plan that is subject to ERISA and each Employee Benefit Plan generally available to benefits-eligible Company Employees can be amended, terminated or otherwise discontinued in accordance with its terms, without any liability to Purchaser, the Company, its Subsidiaries or any ERISA Affiliate (other than routine and ordinary administration expenses or Liabilities in respect of claims incurred prior to such amendment, termination or discontinuance).
(f)    Except as set forth on Schedule 2.13(f), (i) no action or Lien has been made, commenced or, to the Company’s Knowledge, threatened with respect to any Employee Benefit

Plan (other than routine claims for benefits payable in the ordinary course of business), (ii) no facts or circumstances exist that are reasonably likely to give rise to any such liability, action or Lien, (iii) no administrative investigation, audit or other administrative proceeding by any Governmental Body is pending, in progress or, to the Company’s Knowledge, threatened and (iv) there are no audits or proceedings initiated pursuant to the Voluntary Fiduciary Correction Program, the Employee Plans Compliance Resolution System or similar proceedings pending with any Governmental Body with respect to any Employee Benefit Plan.
(g)    The Company maintains accurate employment records, including an accounting of hours for each Company Employee, necessary for the Company to determine its obligations under and to comply with any Tax Returns requirements applicable to the Company and any ERISA Affiliate under applicable Law, including Section 4980H of the Code.
(h)    Except for the acceleration and cancellation of all outstanding Options pursuant to Section 1.7(c) and except as set forth on Schedule 2.13(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with a termination of employment prior to twelve (12) months after the Closing Date) will result in (i) any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) the acceleration of the time of payment or vesting or result in any funding of compensation or benefits; (iii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any director, Company Employee or former employee of the Company; (iv) any new obligation pursuant to any Employee Benefit Plan; or (v) a breach or violation under, or any limitation or restriction on the right of the Company to merge, amend or terminate any Employee Benefit Plan.
(i)    Each Employee Benefit Plan and each Contract that is a “nonqualified deferred compensation plan” or that provides for a deferral of compensation (in each case, as defined under Section 409A of the Code) has been operated and administered in good faith compliance with Section 409A of the Code, and no compensation shall be includable in the gross income of any Company Employee or former employee, officer, director or consultant of the Company or any ERISA Affiliate as a result of the operation of Section 409A of the Code with respect to any applicable arrangements or agreements in effect prior to the Closing. There are no Contracts or other obligations to “gross-up” or make additional payment to any Company Employee or director for Taxes or excise taxes under Section 409A of the Code.
(j)    All contributions, distributions and premium payments that are due with respect to any Employee Benefit Plan have been made, and all contributions, distributions and premium payments with respect to any Employee Benefit Plan for any period ending on or before the Closing Date that are not yet due have been made or accrued in accordance with GAAP.
(k)    Schedule 2.13(k) sets forth, for each “disqualified individual” (as defined in Section 280G(e) of the Code and the Treasury Regulations thereunder) (i) all payments that are in the nature of compensation and contingent on a change in the ownership or effective control of the Company for purposes of Section 280G of the Code, (ii) the amount of the “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations thereunder (determined without regard to Section 280G(b)(4) of the Code) and (iii) the amount or portion of such payments that the “disqualified individual” may receive or retain only if the requirements of Section 280G(b)(5)(B) are satisfied. Neither the Company nor any of its Subsidiaries has any obligation to make any payments or provide any benefits that could be “parachute payments” within the meaning of Section 280G(b) of the Code after giving effect to the 280G Stockholder Vote and other actions described in Section 4.11. Neither the Company nor any Subsidiary has any obligation to indemnify any “disqualified individual” with respect to any excise tax liability under Section 4999 of the Code.
2.14.    Employment and Labor Matters.
(a)    Except as set forth on Schedule 2.14(a), no Person providing services to or involved in the operation of the Company or any of its Subsidiaries is a “leased employee” within the meaning of Section 414(n) of the Code or an “independent contractor” within the meaning of the Code and the rules and regulations promulgated thereunder. Except as set forth on Schedule 2.14(a), the Company and its Subsidiaries are in material compliance with their own policies regarding employment and all applicable Laws, including the Fair Labor Standards Act, relating to employment, labor, employment practices and terms and conditions of employment, including wages and hours, overtime and minimum wage, exemption classifications, meal and rest period requirements, occupational safety and health, immigration, work authorization, equal employment opportunity, disability accommodation, employee whistle-blowing, discrimination or harassment, withholding of income and employment Taxes, unemployment compensation, worker’s compensation, employee privacy and social security contributions.
(b)    Except as set forth on Schedule 2.14(b), for the last three (3) years, with respect to the Company’s and its Subsidiaries’ employees, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company and its Subsidiaries do not recognize and are not obligated to recognize a works council, union, employee representatives or similar employee representation. The Company and its Subsidiaries are not a party to, or otherwise subject to, any collective bargaining agreement, modern award or other Contract with any labor organization or other representative of the Company’s and its Subsidiaries’ employees. There are and have been for the last three (3) years no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes, pending or threatened in writing against or involving the Company’s or its Subsidiaries’ employees or the Company or its Subsidiaries. Except as would not reasonably be expected to result in a liability that is material to the Company, each Company Employee, independent contractor or other service provider has been properly classified for the purposes of any employment or wage Laws or Employee Benefit Plan participation.
(c)    To the Company’s Knowledge, none of the Company’s or its Subsidiaries’ employees are obligated under any Contract or subject to any Order that would conflict with the Company’s or its Subsidiaries’ business in any material respect.
(d)    Neither the Company nor any of its Subsidiaries is delinquent in any material respect in payments to any of its or its Subsidiaries’ employees, consultants, or independent contractors for any wages, salaries, commissions, severance payments, bonuses, or other direct compensation. The Company and its Subsidiaries have provided in all material respects all required sick leave, paid time off or vacation to all employees. To the Company’s Knowledge, none of the Key Employees intends to terminate employment with the Company or any of its Subsidiaries. The employment of each employee of the Company and its Subsidiaries is terminable at the will of the Company or its Subsidiaries.
(e)    Neither the Company nor any of its Subsidiaries has, during the prior three (3) years, taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar or related applicable Laws (collectively, the “WARN Act”) as a result of which the Company or any of its Subsidiaries incurred liability under the WARN Act, and there have been no “employment losses” as defined under the WARN Act in connection with any proposed “mass layoff,” “mass termination” or “plant closing” affecting employees of the Company or any of its Subsidiaries within the ninety (90) day period prior to the date of this Agreement.
(f)    Each employee of the Company or any of its Subsidiaries is a United States citizen or has a current work visa or otherwise has the lawful right to work in the United States. The Company and its Subsidiaries have in their files a Form I-9 that was completed in accordance with applicable Law for each employee of the Company or any of its Subsidiaries for whom such form is required under applicable Law.
2.15.    Insurance.
(a)    Schedule 2.15 sets forth a true and complete list of each insurance policy providing coverage to the Company and its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. Neither the Company nor its Subsidiaries are in material default with respect to its obligations under any of such insurance policies. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been denied or disputed or that the Company or any of its Subsidiaries has a reason to believe will be denied or disputed by the underwriters thereof. In addition, there is no pending claim which, if successful, would have a total value (inclusive of defense expenses) in excess of the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date).
(b)    The Company has not received written or oral notice of, nor to the Company’s Knowledge has there occurred, any event, occurrence, facts or circumstances has resulted in, or would reasonably be expected to result in a claim being made under the Existing R&W Policy. The Existing R&W Policy is in full force and effect. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not give rise to any right of any party to terminate or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under the Existing R&W Policy. The Company has delivered to Purchaser a true and complete copy of the Existing R&W Policy.
2.16.    Compliance with Laws.

(a)    The Company and each of its Subsidiaries is and has for the last three (3) years been in compliance in all material respects with all applicable Laws (including Franchise Laws and Relationship Laws). All approvals, consents, authorizations, waivers, filings, permits and licenses (including Liquor Licenses) of Governmental Bodies (collectively, “Permits”) required to conduct the business of the Company or any of its Subsidiaries are, and for the last three (3) years have been, in the possession of the Company or such Subsidiary, in full force and effect and being and have been complied with, except for such Permits, the failure of which to be in the possession of, or to be in compliance with, would not be reasonably expected to be material to the Company or any of its Subsidiaries. There is no proceeding or disciplinary action currently pending, or to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries by a Governmental Body.
(b)    The Company and each of its Subsidiaries is in compliance in all material respects with all health department Laws which are applicable to its business, whether state, county, city or otherwise, and currently valid Permits to operate its restaurants are on display therein. The Company has not received any written notices of deficiencies in the operation of its restaurants, including with respect to health or sanitation matters, other than those which have been corrected to the satisfaction of the agency issuing the notice of violation or deficiency.
2.17.    Environmental Compliance and Conditions.
(a)    The Company and its Subsidiaries have obtained, and are in compliance in all material respects with the terms and conditions of, all Permits required to conduct the business of the Company under Laws concerning occupational health and safety with respect to Hazardous Materials and Laws concerning pollution, protection of the environment, and the use, generation, transportation, treatment storage, release or disposal of Hazardous Materials (“Environmental and Safety Requirements”), except where the failure to possess or to be in compliance with such Permits would not reasonably be expected to result in a material liability to the Company.
(b)    The Company and its Subsidiaries are, and since January 1, 2014, have been, in material compliance with all applicable Environmental and Safety Requirements.
(c)    Neither the Company nor its Subsidiaries has received a written notice or demand letter from any Governmental Body or any other Person alleging any material liability under Environmental and Safety Requirements as to which there remains any outstanding material liabilities or obligations.
(d)    Neither the Company nor any of its Subsidiaries has generated, treated, stored, released or disposed of any Hazardous Material on any property currently owned, leased or operated by the Company or its Subsidiaries except in material compliance with applicable Environmental and Safety Requirements and as would not reasonably be expected to result in material liability to the Company.
(e)    Neither the Company nor any of its Subsidiaries has generated, treated, stored, released or disposed of any Hazardous Material on any property previously owned, leased or operated at any time by the Company or any of its Subsidiaries except in material compliance with applicable Environmental and Safety Requirements and as would not reasonably be expected to result in material liability to the Company.
(f)    Neither the Company nor any of its Subsidiaries is subject to any existing, pending or, to the Company’s Knowledge, threatened action, suit, investigation or proceeding by or before any court or Governmental Body under any Environmental and Safety Requirement.
(g)    Neither the Company nor any of its Subsidiaries has assumed or agreed to undertake or indemnify the liability of any Person under Environmental and Safety Requirements.
(h)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 2.17 are the only representations and warranties made by the Company under this Agreement in relation to environmental matters or health and safety matters with respect to Hazardous Materials, including any arising under Environmental and Safety Requirements.
2.18.    Affiliate Transactions. Except as set forth on Schedule 2.18, no Company Related Party is a party to any Contract or transaction with the Company or any Subsidiary or has any interest in any property used by the Company or any of its Subsidiaries other than under an Employee Benefit Plan or pursuant to an employment agreement, in each case, that was made available to Purchaser.
2.19.    Brokerage Fees. Except for fees and expenses of Persons listed on Schedule 2.19 which are included in the Company Transaction Expenses, there are no obligations for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company or any of its Subsidiaries for which Purchaser or the Surviving Corporation or any of their subsidiaries would be liable following the Closing.
2.20.    Suppliers. Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any of the top twenty (20) suppliers of goods or services to the Company, based on the amount paid by the Company during the twelve-month period ended on December 26, 2016 (the “Major Suppliers”), and, to the Company’s Knowledge, no Major Supplier intends to terminate, limit, materially change the terms of (including any announced or requested change in quantities or pricing) or materially reduce its business relations with the Company or any of its Subsidiaries. The Company has no reason to believe that the consummation of the transactions contemplated by this Agreement is reasonably likely to have any adverse effect on the business relationship of the Company or any of its Subsidiaries with any Major Supplier.
2.21.    Franchise Matters.
(a)    The Company has provided Purchaser with true and complete copies of all (i) development agreements in which the Company or any of its Subsidiaries has granted rights to third parties to develop, operate or license others to develop or operate any Cheddar’s restaurants within one or more specific geographic areas or at specific locations and (ii) franchise agreements of any nature (including license agreements, master franchise agreements and other contracts permitting a third party to operate a business under any of the Company’s trademarks) (collectively, the “Company Specified Agreements”), in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound (other than any such agreements between the Company and its Subsidiaries or among its Subsidiaries) and that grant to any Person the right to develop, operate or license others to develop or operate any Cheddar’s restaurants within one or more specific geographic areas (each a “Company Franchise”).
(b)    The Company has provided Purchaser with a true and complete list of all Company Franchisees, together with the total royalties paid by each such Company Franchisee to the Company or its Subsidiaries during the fiscal year 2016.
(c)    Except as set forth on Schedule 2.21(c), the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated in this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under or any right of rescission or set-off under, any provision of any Company Specified Agreement.
(d)    The Company has provided Purchaser with true and complete copies of all Company FDDs that the Company or any of its Subsidiaries have used to offer or sell Company Franchises at any time since January 1, 2014. Since January 1, 2014, the Company and its Subsidiaries have prepared and maintained each of its Company FDDs in accordance with applicable Franchise Law, and have not, in any such Company FDD or in any registration, application or filing with any Governmental Body under any Franchise Law, made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has provided Purchaser with true and complete copies of all records relating to current and previous filings and communications with state agencies pursuant to or otherwise in connection with Franchise Laws since January 1, 2014.
(e)    Neither the Company nor any of its Subsidiaries is subject to any Order that would prohibit or restrict the offer or sale of Company Franchises in any jurisdiction.
(f)    All funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Company Franchises at any time since January 1, 2014, including funds that Company Franchises contributed for advertising and promotion and rebates (“Advertising Funds”) and other payments made by suppliers and other third parties on account of Company Franchises’ purchases from those suppliers and third parties, have been administered and spent in accordance with the applicable franchise agreements in all material respects.
(g)    Either the Company FDD or Schedule 2.21(g) contains a summary of all material franchise-related arbitrations, litigation, class proceedings, material complaints, disputes or other proceedings which are pending or, to the Company’s Knowledge, threatened (i) from any

Company Franchisee or association purporting to represent a group of Company Franchisees, or (ii) from any other Company Franchisee.
(h)    Since January 1, 2014, neither the Company nor any of its Subsidiaries has (i) expended Advertising Funds on the promotion, marketing or sale of new franchises, (ii) offered, sold or granted a franchise to be operated outside of the United States or (iii) other than by setting standards, undertaken responsibility for, asserted control over or otherwise intervened in the day-to-day management of any of the Company Franchises in any material respect.
2.22.    No Other Representations and Warranties; Non-Reliance. Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that (i) the express representations and warranties set forth in Article 3 constitute the sole and exclusive representations and warranties of Purchaser and Merger Sub; and (ii) other than those representations and warranties expressly set forth in Article 3, neither Purchaser, Merger Sub nor anyone on their behalf is making, and the Company disclaims reliance on, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, in connection with the Company’s entry into this Agreement or the Merger.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
Each of Purchaser and Merger Sub hereby represents and warrants to the Company that the following representations are true and correct as of the date of this Agreement and as of the Closing Date:
3.1.    Organization, Good Standing, Qualification and Power. Each of Purchaser and Merger Sub has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to carry on its business as currently conducted. Each of Purchaser and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction, except where the failure to so qualify would not be reasonably expected to be a Purchaser Material Adverse Effect.
3.2.    Authorization. Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Agreements. Assuming that this Agreement and each other Transaction Agreement to which the Purchaser and/or Merger Sub is a party are valid and binding obligations of the Company, this Agreement and the Transaction Agreements to which Purchaser and/or Merger Sub, as applicable, is or will be a party, when executed and delivered by Purchaser and/or Merger Sub, as applicable, will constitute valid and legally binding obligations of Purchaser and/or Merger Sub, as applicable, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3.    No Violation. Neither Purchaser nor Merger Sub is subject to or obligated under its articles of incorporation or certificate of incorporation, respectively, or its bylaws (or equivalent governing documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or Permit, or subject to any Order, writ, injunction or decree, which if breached or violated by Purchaser’s or Merger Sub’s execution, delivery or performance of this Agreement would, either individually or in the aggregate, reasonably be expected to be a Purchaser Material Adverse Effect.
3.4.    Sufficient Funds. Purchaser has and will, at the Effective Time, have cash and cash equivalents and/or available sources of credit sufficient to consummate the Merger, including payment in cash of the aggregate Merger Consideration at the Closing and the payment of all related fees and expenses. Purchaser is not aware of any facts or circumstances that could reasonably be expected to result in its inability to draw (without material delay) any funds that may be necessary to be drawn under an existing credit facility in existence as of the date hereof in order to complete the transactions contemplated by this Agreement and to satisfy all other reasonably anticipated costs and expenses arising in connection therewith. Purchaser acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.
3.5.    Governmental Consents and Filings. Assuming the accuracy of the representations and warranties set forth in Section 2.12, Purchaser is not required to make any declaration to or registration or filing with, or to obtain any permit, from any Governmental Body in connection with the execution and delivery by Purchaser of this Agreement and the other agreements contemplated hereby to which Purchaser is to be a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, except for (i) the filing of a pre-merger notification and report form by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder; and (ii) declarations, registrations, filings, or permits that, if not obtained, would not, either individually or in the aggregate, reasonably be expected to be a Purchaser Material Adverse Effect.
3.6.    Litigation. There are no proceedings pending or, to Purchaser’s knowledge, threatened in writing against or affecting Purchaser at law or in equity, or before or by any Governmental Body, which would, either individually or in the aggregate, reasonably be expected to be a Purchaser Material Adverse Effect.
3.7.    Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.
3.8.    Solvency. Neither Purchaser nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or the Surviving Corporation. Each of Purchaser and Merger Sub is Solvent as of the date of this Agreement, and each of Purchaser and the Surviving Corporation and the Subsidiaries (on a consolidated basis) will, after giving effect to the Merger, including the payment of all amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing, assuming that (i) the representations and warranties in Article 2 are true and correct in all material respects, (ii) the Company performs its covenants and obligations herein and (iii) immediately prior to the Closing, the Company will be Solvent.
3.9.    Brokers’ Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser for which the Company or any Equityholder is responsible or could otherwise have any liability.
3.10.    No Other Representations and Warranties; Non-Reliance. Notwithstanding anything to the contrary in this Agreement, Purchaser, on behalf of itself and Merger Sub, acknowledges and agrees that (i) Purchaser has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities, properties and business of the Company and its Subsidiaries; (ii) the express representations and warranties set forth in Article 2 constitute the sole and exclusive representations and warranties of the Company; (iii) other than those representations and warranties expressly set forth in Article 2, neither the Company nor anyone on its behalf is making, and Purchaser and Merger Sub disclaim reliance on, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, in connection with Purchaser’s and Merger Sub’s entry into this Agreement or the Merger.
ARTICLE 4
COVENANTS
4.1.    Conduct of Business Prior to Closing. Except as expressly provided or permitted herein, set forth on Schedule 4.1 or as consented to in writing by Purchaser (which consent shall not be unreasonably withheld), during the period commencing on the date of this Agreement and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause the Subsidiaries to, use commercially reasonable efforts to (a) act and carry on their respective businesses in the ordinary course of business consistent with past practice and (b) maintain and preserve in all material respects the Company’s and the Subsidiaries’ business organization, assets and properties (reasonable wear and tear excluded). Without limiting the generality of the foregoing, except as expressly provided or permitted herein, as required by Law or as set forth on Schedule 4.1, during the Pre-Closing Period, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, do any of the following without the written consent of Purchaser (which consent shall not be unreasonably withheld):
(a)    split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock;
(b)    authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or Equity Interests (other than the issuance of shares of Common Stock upon the exercise of Options that are outstanding on the date of this Agreement);

(c)    amend or make any change to the Organizational Documents or the organizational documents of the Subsidiaries, or change the authorized Capital Stock or Equity Interests of the Company or the Subsidiaries;
(d)     (i) incur any Indebtedness (or obtain any new or additional commitment from any Person to provide any such Indebtedness), except for Indebtedness that will constitute Closing Indebtedness to be paid in full at Closing pursuant to Section 1.13(b)(v), (ii) issue, sell or amend any debt securities of the Company or the Subsidiaries, (iii) guarantee any Indebtedness of another Person, (iv) make any loans, advances (other than routine advances not in excess of $100,000 in the aggregate to employees of the Company and the Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or the Subsidiaries; or (v) create any Lien on any material assets or properties of the Company or its Subsidiaries other than a Permitted Lien;
(e)     (i) make any material change in its borrowing arrangements or (ii) knowingly waive, release, write off or assign any material rights or claims, other than in the ordinary course of business;
(f)    change accounting policies or procedures, except as required by applicable Laws or by GAAP;
(g)    change any cash management policies or procedures of any of its restaurants, except in the ordinary course of business consistent with past practice;
(h)    amend or terminate any Employee Benefit Plan (including any underlying agreements), except as required by applicable Law or to maintain the qualified status of such Employee Benefit Plan;
(i)    except to the extent required by the existing terms of written bonus and other incentive plans or contracts entered into prior to the date of this Agreement or in an amount that is consistent with the Company’s annual budget (all of which have been provided to Purchaser prior to the date hereof), (i) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or consultants (other than increases for employees or consultants (who are not officers or directors) in the ordinary course of business consistent with past practice), (ii) approve or pay any bonus or incentive compensation or accelerate vesting in rights under any compensatory arrangement, (iii) grant any severance, termination or similar pay to, or enter into or modify any change-in-control or severance agreement with, any of its directors, officers or employees (other than newly hired employees pursuant to policies as in effect on the date of this Agreement) or (iv) terminate the employment of any Key Employees without cause;
(j)    make any acquisition other than as reserved against in the Company’s annual budget as provided to Purchaser prior to the date hereof;
(k)    enter into any Contract that, if entered into prior to the date hereof, would constitute a Company Specified Agreements;

(l)    sell, lease, license, pledge or otherwise dispose of or encumber any material properties or material assets of the Company or any Subsidiary, other than the Mesquite Transaction;
(m)    renew or not renew, approve or not approve a proposed transfer of or terminate a Company Franchise;
(n)    enter into any Contract to acquire any real property;
(o)    enter into any collective bargaining agreement or organizing rights agreement or similar Contract or recognize any labor organization as the representative of its employees for purposes of bargaining over terms and conditions of employment;
(p)    make, revoke or change any Tax election or method of Tax accounting, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes or with respect to any claim or assessment relating to Taxes, settle or compromise any liability with respect to Taxes, consent to or surrender any claim or assessment relating to Taxes, file or cause to be filed any amended Tax Return with respect to the Company or any of its Subsidiaries or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, except as required by applicable Law;
(q)    enter into any Contract that, if entered into prior to the date hereof, would be required to be set forth as a Material Contract pursuant to Sections 2.9(a)(i) through 2.9(a)(ix) and 2.9(a)(xi) through 2.9(a)(xv), or except as specifically permitted in this Agreement, materially amend or terminate, or waive any material right under, any Material Contract;
(r)    settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the amount paid in settlement or compromise does not exceed $1,000,000 individually or $2,000,000 in the aggregate, for all such litigation or other disputes;
(s)    dividend or distribute any cash or cash equivalents after 12:01 a.m. Central Time on the Closing Date; or
(t)    enter into or extend any agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.
Notwithstanding the foregoing, nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Subsidiaries’ operations and shall be permitted to pay down or otherwise extinguish existing Indebtedness.
4.2.    Agreement to Cooperate; Consents; Waivers; Regulatory Clearances.
(a)    Purchaser and the Company shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated herein, including the satisfaction of the respective conditions set forth in Article 7; provided, however, that although the Company may provide assistance as reasonably requested by Purchaser in connection with its arrangement of debt financing, nothing in this Section 4.2 shall obligate the Company to provide such assistance or give rise to a right by Purchaser or Merger Sub to claim a breach or default by the Company of its obligations under this Agreement for purposes of this Section 4.2, Articles 5 or 7 or otherwise.
(b)    Notwithstanding the foregoing, to the extent the Company provides assistance with respect to Purchaser’s arrangement of debt financing, Purchaser shall fully and promptly reimburse the Company for any and all out-of-pocket costs and expenses incurred therewith, whether or not the Merger is consummated and/or this Agreement is terminated. Further, Purchaser shall indemnify the Company, its Subsidiaries and their respective officers, directors, employees, stockholders, agents and other representatives from and against any and all Losses suffered and incurred by any of them in connection and any information utilized in connection therewith, whether or not the Merger is consummated and/or this Agreement is terminated. Purchaser and Merger Sub acknowledge and agree that (i) nothing in this Section 4.2 or otherwise shall obligate the Company or anyone on its behalf to provide assistance with the arrangement of debt financing by Purchaser or Merger Sub and (ii) Purchaser’s and Merger Sub’s obligations under this Agreement to consummate the Merger or otherwise perform their respective obligations hereunder are not conditioned on the arrangement of such debt or other financing.
(c)    Without limiting the generality of the foregoing, prior to the Closing, the Company shall use commercially reasonable efforts to obtain or make in a timely manner all notices, approvals, consents or waivers with respect to any Contracts or Permits, including the approvals, consents and waivers set forth on Schedule 2.3(b), as may be requested by Purchaser in connection with the consummation of the transactions contemplated this Agreement and any Transaction Agreement or to allow Purchaser to conduct the business of the Company as currently conducted, including by paying any third-party consent fees related to an assignment or deemed assignment of any of the Company’s or its Subsidiaries’ Contracts, but excluding fees associated with transfers of licenses (including Liquor Licenses) or other Permits, which shall be borne by Purchaser. During the period prior to the Closing Date, Purchaser shall reasonably cooperate with the Company in attempting to obtain the consents, approvals and waivers contemplated by this Section 4.2.
(d)    The Company and Purchaser shall use commercially reasonable efforts, and shall cooperate with each other, in attempting to obtain any consents and approvals (or waivers thereof) of any Governmental Body required to permit the consummation of the transactions contemplated by this Agreement. Purchaser and the Company shall advise each other as to material developments with respect to the status of receipt of approvals. Without limitation of the foregoing, (i) Purchaser and the Company agree to file pre-merger notification and report forms under the HSR Act promptly (and in no event more than five (5) business days) after the date hereof and (ii) each of Purchaser and the Company hereto agrees to respond promptly to any requests for additional information and documentary material pursuant to the HSR Act. The Company and Purchaser will not knowingly take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall respond as promptly as practical and advisable to any requests for additional information from any Governmental Body or other third party in respect thereof. Purchaser shall pay all filing and related fees in connection with any such filings that must be made by any of the parties under the HSR Act. Purchaser hereby covenants and agrees to use its commercially reasonable efforts to (i) secure early termination of any waiting periods under the HSR Act or any other applicable Law and (ii) obtain all clearances, actions or non-actions required from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Body, as applicable, for the consummation of the Merger and the other transactions contemplated hereby; provided, however, that Purchaser shall not be obligated to commence or defend any litigation with respect thereto.
(e)    Notwithstanding anything in this Agreement to the contrary, in no event will Purchaser or Merger Sub be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restrictions, or take any other action that, in the reasonable judgment of Purchaser, could be expected to limit the right of Purchaser or Merger Sub to own or operate all or any portion of the Company’s or Purchaser’s respective businesses or assets. With regard to any Governmental Body, neither the Company, its Subsidiaries nor any of their Affiliates shall, without Purchaser’s written consent, which may be withheld in Purchaser’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Purchaser’s freedom of action with respect to, or Purchaser’s ability to retain any of the businesses, product lines or assets of, the Company or otherwise receive the full benefits of this Agreement.
4.3.    Written Consent. Promptly following the execution and delivery of this Agreement, the Company shall seek from the Stockholders the Requisite Company Vote by written consent in lieu of a meeting of the Stockholders in accordance with Section 228 of Delaware Law, which written consent shall become effective and be irrevocable upon delivery to the Company and be in a form and substance reasonably satisfactory to Purchaser (the “Written Consent”).
4.4.    Access to Information. Without undue disruption of the Company’s business, subject to applicable Law and to the terms and conditions of the Confidentiality Agreement, between the date of this Agreement and the Closing Date, the Company shall, and shall cause its Subsidiaries to, give Purchaser and its representatives (including any insurers and underwriters in respect of the R&W Insurance Policy) reasonable access upon reasonable notice and during times mutually convenient to Purchaser and senior management of the Company to the facilities, properties, employees, books and records of the Company and its Subsidiaries as from time to time may be reasonably requested in advance. Any such investigation by Purchaser shall not unreasonably interfere with any of the businesses or operations of the Company or the Subsidiaries. Purchaser shall not, prior to the Closing Date, have any contact whatsoever with respect to the Company or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company or its Subsidiaries, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld. All requests by Purchaser for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company.

4.5.    New Stores; Sale/Leasebacks.
(a)    Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to make capital and other expenditures in connection with the construction or opening of the New Stores in accordance with Schedule 4.5(a). The Company shall keep Purchaser reasonably informed with respect to the construction and opening of the New Stores.
(b)    The Company has purchased certain land in Mesquite, Texas, and has entered into a sale and leaseback agreement with respect to a new restaurant located on such property (such sale and leaseback is referred to as the “Mesquite Transaction”). The Company has provided Purchaser with copies of all material Contracts related to the Mesquite Transaction. If the Mesquite Transaction is not completed before the Closing, the Merger Consideration will be increased by $2.0 million to reflect the Company’s purchase price for such land. If the Mesquite Transaction is completed before the Closing, the Merger Consideration will be decreased by $3.885 million.
(c)    The Company is constructing a restaurant on Leased Real Property in each of Lake Worth, Texas, and Harlingen, Texas, and may enter into a sale and leaseback agreement with the applicable lessor with respect to each such Facility (such sale and leasebacks are referred to as the “Lake Worth Transaction” and the “Harlingen Transaction,” respectively). The Company shall keep Purchaser reasonably informed as to the status of the Lake Worth Transaction and the Harlingen Transaction.
4.6.    R&W Insurance Policy. Immediately after the execution of this Agreement, Purchaser shall bind the R&W Insurance Policy on the terms and conditions set forth under the Binder Agreements. Effective as of or prior to the Closing, Purchaser shall enter into the policy agreement with respect to the R&W Insurance Policy and pay or cause to be paid all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy.
4.7.    Press Releases and Communications. No press release or public announcement related to this Agreement, any Transaction Agreement or the transactions contemplated herein or therein shall be issued or made, except as required by applicable Law or the rules of any national stock exchange, without the joint approval of Purchaser and the Company; provided, however, that, prior to Closing, Purchaser and the Company will agree upon the text of the press release to be issued promptly following the execution of this Agreement. After the Closing, Purchaser may issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, any Transaction Agreement or the transactions contemplated herein or therein.
4.8.    Officers’ and Directors’ Indemnification.
(a)    From and after the Effective Time, Purchaser shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director, officer or employee of the Company or its Subsidiaries (the “D&O Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement to the same extent the Company or its applicable Subsidiary is required to indemnify and hold harmless such D&O Indemnified Party pursuant to its organizational documents as in effect as of the date hereof and pursuant to the indemnification agreements set forth on Schedule 4.8(a). Any D&O Indemnified Party wishing to claim indemnification under this Section 4.8, upon learning of any such claim, shall notify as promptly as practicable Purchaser and the Surviving Corporation; provided, however, that the failure to so notify shall not affect the obligations of Purchaser and the Surviving Corporation except to the extent such failure to notify materially prejudices such party.
(b)    Purchaser agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Subsidiaries provided for in the Company’s or such Subsidiary’s charters or bylaws in effect on the date hereof or in the indemnification agreements set forth on Schedule 4.8(a) shall continue in full force and effect following the Closing Date for a period of six (6) years. Without limiting the general indemnification rights of the D&O Indemnified Parties under this Section 4.8, from and after the Closing Date, Purchaser and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Subsidiaries in respect of acts or omissions occurring prior to the Closing to the extent provided in any written indemnification agreements between the Company and/or the Subsidiaries set forth on Schedule 4.8.
(c)    At the Closing, the Company shall purchase (at the expense of the Purchaser) an extended period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s and the Subsidiaries’ directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Purchaser shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.
(d)    The obligations under this Section 4.8 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 4.8 applies without the consent of such D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 4.8 applies shall be third party beneficiaries of this Section 4.8 and shall be entitled to enforce the covenants contained herein).
(e)    In the event Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, assume the obligations set forth in this Section 4.8.
(f)    The D&O Indemnified Parties shall be third-party beneficiaries of the obligations of Purchaser and Surviving Corporation under this Section 4.8, with full right to enforce the same.

4.9.    Employee Benefits Arrangements.
(a)    During the period commencing at Closing and ending on the date which is twelve (12) months from the Closing (or, if earlier, the date the employee is not employed by the Surviving Corporation or a Subsidiary), Purchaser shall, and shall cause the Surviving Corporation to, provide all employees of the Company or its Subsidiaries (the “Company Employees”), other than Transition Employees, with compensation (including base salary and incentive bonus opportunities, but excluding equity and equity-based compensation) and benefits (including vacation, paid time-off and severance), which, when considered in the aggregate for each Company Employee, are not less than were provided to such Company Employees immediately prior to the Closing. Purchaser may provide, or cause the Surviving Corporation to provide, such benefits by Company Employees’ continued participation in the Employee Benefit Plans, by permitting Company Employees to participate in Purchaser’s employee benefit plans or by a combination of Company Employees’ continued participation in one or more Employee Benefit Plans and participation in one or more of Purchaser’s employee benefit plans. Purchaser shall, and shall cause the Surviving Corporation to, provide Transition Employees with compensation and benefits as required by the TSA Agreement. If and to the extent coverage for Company Employees or Transition Employees is discontinued under one or more Employee Benefit Plans and is instead provided under one or more of Purchaser’s employee benefit plans, Purchaser shall, and shall cause the Surviving Corporation to, treat and cause the applicable Purchaser employee benefit plan to treat Company Employees’ service with the Company or a Subsidiary and Transition Employees’ service with the Company, a Subsidiary or a Service Provider, in each case, attributable to any period before the Closing, as service rendered to Purchaser or the Surviving Corporation for purposes of determining satisfaction of any minimum waiting periods for participation. Notwithstanding the preceding sentence, Company Employees’ and Transition Employees’ service for any period prior to the Closing shall not be recognized under Purchaser’s employee benefit plans (i) for purposes of any equity or equity-based compensation plans, (ii) for purposes of any employer-provided credits or non-elective “contributions” under any nonqualified deferred compensation plans, (iii) to the extent that the recognition of such service would result in a duplication of benefits or (iv) to the extent that such service was not recognized under the terms of the corresponding Employee Benefit Plan or the corresponding benefit plan of a Service Provider. Without limiting the foregoing, Purchaser shall not, and shall cause the Surviving Corporation not to, treat any Company Employee or Transition Employee as a “new” employee for purposes of any exclusions under any health plan of Purchaser or the Surviving Corporation for a pre-existing medical condition. Purchaser shall, and shall cause the Surviving Corporation to, make appropriate arrangements with its insurance carrier(s) to ensure such results.
(b)    Nothing in this Agreement shall constitute a guarantee of employment of any employee or restrict in any way the exercise of discretion by the Company, any Subsidiary or Purchaser (or any of their respective Affiliates) to employ or terminate the employment of any employee. Notwithstanding anything contained herein to the contrary, no provision of this Section 4.9 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent of such employee or former employee) in respect of continued employment (or resumed employment) or otherwise.

4.10.    Confidentiality. The parties (other than Agent) shall adhere to the terms and conditions of the Confidentiality Agreement, and Agent shall adhere to the terms and conditions of its engagement letter with the Company dated March 26, 2017.
4.11.    280G Covenant. To the extent required to avoid a disallowance of deduction under Section 280G of the Code, not less than five (5) business days prior to the Closing Date, the Company shall submit to the Stockholders for approval (in a manner and with a disclosure document reasonably satisfactory to Purchaser) by a vote of such Stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Stockholder Vote”), any such payments or other benefits that may, separately or in the aggregate, cause there to be “parachute payments” within the meaning of Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code) and the Treasury Regulations thereunder (the “280G Payments”), such that, if the 280G Stockholder Vote is received approving the 280G Payments, such 280G Payments shall not cause there to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. The 280G Stockholder Vote shall establish the right of each “disqualified individual” (as defined in Section 280G(c) of the Code and the Treasury Regulations thereunder) (a “Disqualified Individual”) to the 280G Payments. Prior to such 280G Stockholder Vote, the Company shall obtain, from each person whom the Company reasonably believes to be with respect to the Company a Disqualified Individual and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, a written, duly executed waiver (a “Section 280G Waiver”) pursuant to which such Disqualified Individual agrees to waive any and all right or entitlement to such parachute payment, to the extent such payment would cause any payment not to be deductible pursuant to Section 280G of the Code. Such Section 280G Waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the 280G Stockholder Vote for such item is obtained. In addition, the Company shall provide adequate disclosure to the Stockholders (including to the extent required by Section 280G of the Code and the Treasury Regulations thereunder) of all material facts concerning all payments to any such Disqualified Individual that, but for the 280G Stockholder Vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations thereunder. At least five (5) business days prior to the 280G Stockholder Vote, Purchaser and its counsel shall be given the right to review and comment on all documents to be delivered to the Stockholders in connection with the 280G Stockholder Vote and any required Section 280G Waivers, and the Company shall reasonably consider for inclusion therein all comments of Purchaser. Purchaser and its counsel shall be provided copies of all documents executed by the Stockholders and Disqualified Individuals in connection with the 280G Stockholder Vote.
4.12.    Notice; Drag-Along.
(a)    The Company shall, as soon as practicable after the date hereof and in accordance with Sections 228 and 262 of Delaware Law, prepare and deliver to any Stockholder not consenting to the Merger a notice (the “Stockholder Notice”) that informs such Stockholder of the adoption of this Agreement and the availability of appraisal rights and such other information as may be required under Sections 228 and 262 of Delaware Law. Prior to mailing the Stockholder Notice, the Company shall (i) provide Purchaser a reasonable opportunity to review and comment on the Stockholder Notice and (ii) consider in good faith for inclusion therein all comments reasonably proposed by Purchaser.
(b)    If, within four (4) business days after the execution of this Agreement, the Written Consent has not been delivered to the Company representing at least ninety-two percent (92%) of the shares of Common Stock then outstanding, then promptly thereafter the Company shall cause each of the Electing Sellers (as such term is defined in the Stockholders’ Agreement) to (i) elect to have Section 2(c) of the Stockholders’ Agreement apply to the Merger and (ii) deliver a notice to Stockholders who are parties to the Stockholders’ Agreement and who did not execute the Written Consent that informs such Stockholders of their obligations under Section 2(c) of the Stockholders’ Agreement.
4.13.    Taxes.
(a)    Preparation of Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company or any Subsidiary for the Pre-Closing Tax Period and the Straddle Period that are required to be filed after the Closing Date. All such Tax Returns filed by Purchaser after the Closing Date will be prepared in a manner consistent with the past practice and custom of the Company to the extent consistent with applicable Tax Law. Purchaser shall provide Agent with completed drafts of such Tax Returns for Agent’s review and comment at least thirty (30) days prior to the due date for filing thereof, in the case of income Tax Returns, and, in the case of other Tax Returns, such period of time prior to the filing as Purchaser shall reasonably determine to be practicable, and shall permit Agent to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Agent sufficiently in advance of the due date for the filing (and in any event not less than five (5) days prior to such due date) of such Tax Return to provide Purchaser with a reasonable opportunity to consider such revisions.
(b)    Allocation of Taxes. In the case of any Taxes relating to a Straddle Period, the portion of such Tax which relates to the Pre-Closing Tax Period shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, or imposed in connection with the sale or other transfer or assignment of property, other than Taxes described in Section 4.13(c), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income, gains or receipts, or imposed in connection with the sale or other transfer or assignment of property, other than Taxes described in Section 4.13(c), be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.
(c)    Transfer Taxes. All transfer, documentary, sales, use, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall, to the extent not reflected in Closing Working Capital, be paid by the Equityholders from the Indemnity Escrow Fund when due. The Surviving Corporation shall prepare and file all necessary Tax Returns and other documentation required to be filed with respect to all Taxes described in this Section 4.13(c). If required by Law, Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Return and other documentation.
(d)    Termination of Tax Sharing Agreements. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into the ordinary course of business consistent with past practice and liabilities thereunder, all Tax sharing, Tax indemnity, Tax allocation or similar agreements with respect to or involving the Company or any of its Subsidiaries shall be terminated prior to the Closing Date and, after the Closing Date, the Company, Purchaser and their respective Affiliates shall not be bound thereby or have any liability thereunder.
4.14.    Termination of Certain Agreements. Prior to the Closing, the Company shall terminate, or cause to be terminated, each Contract set forth on Schedule 7.2(e) without any further liability or obligation of the Company or any of its Subsidiaries.
4.15.    No Solicitation of Transactions.
(a)    During the period beginning on the Company’s receipt of the Requisite Company Vote and ending on the earlier to occur of the Effective Time or the valid termination of this Agreement pursuant to Article 8, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, and each will instruct its respective Affiliates, officers, directors, employees, agents, advisors and other representatives (including any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to the Stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue any discussions or negotiations with any Person with respect to a Competing Transaction, or agree to or endorse any Competing Transaction. The Company shall cease immediately and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to a Competing Transaction.
(b)    The Company will notify Purchaser promptly after receipt by the Company or any of its Affiliates (or any of its or their officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry with respect to any Competing Transaction, or any request for information or for access to the properties, books or records of the Company or its Subsidiaries in connection with any such proposal or inquiry. Such notice to Purchaser shall indicate in reasonable detail the terms and conditions thereof.
ARTICLE 5
INDEMNIFICATION; REMEDIES
5.1.    Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall survive the Closing through and until the date that is twelve (12) months after the Closing Date; provided, however, that the representations and warranties of the Company set forth in Section 2.1 (Organization, Good Standing, Corporate Power and Qualification), Section 2.2 (Subsidiaries), Sections 2.3(a) and 2.3

(c) (Authorization; Valid and Binding Agreement), Section 2.4 (Capitalization), and Section 2.19 (Brokerage Fees) shall survive the Closing until the expiration of the applicable statute of limitations (all of such representations and warranties collectively, the “Fundamental Representations”). The covenants and agreements of the parties contained in this Agreement (i) that are performed at or prior to Closing pursuant to Section 4.1 shall survive the Closing through and until the date that is twelve (12) months after the Closing Date and (ii) that are required to be performed after the Closing shall continue in full force and effect and survive in accordance with their respective terms and the applicable statute of limitations. Any such period of survival set forth in this Section 5.1 is referred to as a “Survival Period.” Any claim for indemnification under this Article 5 shall be made by giving a claim notice pursuant to Section 5.4 on or before the expiration of the applicable Survival Period; provided, however, that any claim for indemnification that is the subject of a claim notice delivered prior to the expiration of the applicable Survival Period shall survive until the final resolution of such claim.
5.2.    Indemnification by the Equityholders. Subject to Sections 5.1 and 5.5, each of the Equityholders severally, but not jointly, shall indemnify and hold Purchaser, the Company, the Surviving Corporation and their respective directors, officers, employees, Affiliates, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, “Purchaser Indemnified Parties”) harmless from and against, and to pay to the applicable Purchaser Indemnified Parties, the amount of any and all losses, liabilities, obligations, deficiencies, judgments, damages, interest, fines, assessments, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees) (individually, a “Loss” and, collectively, “Losses”) incurred by such Purchaser Indemnified Party arising out of or resulting from:
(a)    the failure of any of the representations or warranties made by the Company (i) in this Agreement to be true and correct in all respects as of the date hereof or on the Closing Date or (ii) in the certificates delivered pursuant to Sections 1.13(a)(i) and (iv) to be true and correct in all respects as of the Closing Date (in each case, disregarding any qualifications as to Material Adverse Effect, materiality or phrases of like import contained in such representations and warranties);
(b)    the breach of any covenant or other agreement on the part of the Company under this Agreement;
(c)    any Company Transaction Expenses not paid prior to or at the Closing or pursuant to Section 1.12;
(d)    any Indebtedness of the Company existing prior to the Closing and not paid prior to or at the Closing or pursuant to Section 1.12; or
(e)    any failure by the Company to obtain the consent or approval of any Person that is a party to a Contract and whose consent or approval is required as set forth on Schedule 2.3(b) prior to the Closing (including, for the avoidance of doubt, any Losses that constitute consent fees or similar payments made after the Closing to obtain any such consents or approvals).

5.3.    Indemnification by Purchaser and Merger Sub. Subject to Sections 5.1 and 5.5, Purchaser and Merger Sub hereby agree to indemnify and hold the Equityholders, their respective directors, officers, employees, Affiliates, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, “Equityholder Indemnified Parties”) harmless from and against, and to pay to the applicable Equityholder Indemnified Parties, the amount of any and all Losses arising out of or resulting from:
(a)    the failure of any of the representations or warranties made by Purchaser or Merger Sub (i) in this Agreement to be true and correct in all respects as of the date hereof or on the Closing Date or (ii) in the certificate delivered pursuant to Section 1.13(b)(i) to be true and correct in all respects as of the Closing Date (in each case, disregarding any qualifications as to Purchaser Material Adverse Effect, materiality or phrases of like import contained in such representations and warranties); or
(b)    the breach of any covenant or other agreement on the part of Purchaser or Merger Sub under this Agreement.
5.4.    Indemnification Procedures.
(a)    A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought, which notice will include a reasonably detailed description of the indemnification claim and the amount (which may be estimated in good faith) for which indemnity is sought, provided that with respect to any claim against the Equityholders generally or any Equityholder specifically, Purchaser shall provide such notice to Agent, on behalf of the Equityholder(s), which notice shall be deemed having been provided to such Equityholder(s). If the indemnifying party (or Agent, on behalf of the Equityholder(s)) shall object in writing to any claim by an indemnified party made pursuant to this Section 5.4(a) within thirty (30) days of receiving notice of such claim, then the parties shall attempt in good faith for a period of up to forty-five (45) days to agree upon the rights of the respective parties with respect to the claim. If the parties do not reach an agreement by the conclusion of such forty-five (45) day period, then either party may bring suit to resolve the parties’ respective rights with respect to such claim. If the indemnifying party (or Agent, on behalf of the Equityholder(s)) does not object in writing to such claim within thirty (30) days after receiving notice of such claim, then such claim shall be conclusively deemed an obligation of the indemnifying party.
(b)    In the event that any action, claim or proceeding shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 5.2 or 5.3 (regardless of the limitations set forth in Section 5.5) (a “Third Party Claim”), the indemnified party shall give reasonably prompt written notice of the assertion of such Third Party Claim of which it has knowledge which is covered by Section 5.2 or 5.3 to the indemnifying party, provided that if the Equityholders are the indemnifying party, such notice shall be given to Agent. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent such failure to notify materially prejudices the indemnifying party. If the indemnifying party (or Agent, on behalf of the Equityholders if they are the indemnifying party) admits in writing to the indemnified party within fifteen (15) business days after receiving notice of a Third Party Claim that it is obligated to indemnify such indemnified party pursuant to this Article 5, the indemnifying party (or Agent, on behalf of the Equityholders if they are the indemnifying party) shall have the right, but not the obligation, to solely control the defense (represented by counsel of its choice reasonably satisfactory to the indemnified party) and defend against, negotiate, settle or otherwise deal with such Third Party Claim, subject to the limitations set forth in Section 5.4(c). If the indemnifying party assumes the defense of a Third Party Claim as permitted by this Section 5.4(b), the indemnifying party shall keep the indemnified party reasonably informed as to the status of such claim and proceedings.
(c)    Notwithstanding Section 5.4(b), if the Equityholders are the indemnifying party, then neither the indemnifying party nor Agent on the Equityholders’ behalf will be entitled to control, and the Purchaser Indemnified Party will be entitled to have sole control over, the defense, compromise or settlement of any Third Party Claim (and the cost of such defense and any Losses with respect to such Third Party Claim shall constitute Losses for which the Purchaser Indemnified Party is entitled to indemnification hereunder) if (i) the Third Party Claim involves a criminal proceeding, action, indictment or investigation, (ii) the Third Party Claim primarily seeks injunctive relief, specific performance or other equitable relief against any Purchaser Indemnified Party, (iii) the aggregate amount of the Third Party Claim exceeds or is reasonably expected to exceed the Indemnity Escrow Fund (or portion thereof then remaining in the Escrow Account), (iv) the Third Party Claim involves allegations of any violation of any competition or securities Law or (v) the Third Party Claim was initiated by or involves a material supplier of the Company, any of its Subsidiaries or Purchaser or its Affiliates. Notwithstanding Section 5.4(b), if the indemnifying party assumes the defense of a Third Party Claim as permitted herein, the indemnifying party shall not, without the prior written consent of the applicable indemnified party, enter into any settlement or consent to entry of any judgment that (A) does not involve granting by the Person or Persons asserting such claim or demand of an unconditional release from all liability of the indemnified party with respect to such claim or demand (and any potential similar or analogous claims), (B) involves any non-monetary relief or remedy, including any restrictions on any indemnified party’s ability to operate or compete, or (C) involves any admission of violation of Law or acknowledges the indemnified party’s liability for future acts. The parties hereto agree to cooperate reasonably with each other in connection with the defense, negotiation or settlement of any Third Party Claim.
(d)    After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated, or the indemnified party and the indemnifying party (or Agent if the Equityholders are the indemnifying party) shall have arrived at a mutually binding agreement with respect to a Third Party Claim or a claim under Section 5.4(a), the indemnified party shall forward to the indemnifying party (or Agent if the Equityholders are the indemnifying party) notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of such sums so due and owing to the indemnified party in accordance with Section 5.6.
(e)    For the avoidance of doubt, an indemnified party is not required to commence a proceeding against the indemnifying party to enforce its rights hereunder prior to the expiration of the applicable Survival Period if the indemnified party has made a claim for indemnification pursuant to Section 5.2 or 5.3, as applicable, prior to such expiration.
5.5.    Limitations on Liability.
(a)    The Purchaser Indemnified Parties’ right to indemnification under Section 5.2 shall be subject to the following limitations: (i) Purchaser shall not have the right to be indemnified pursuant to Section 5.2 (A) unless and until the Purchaser Indemnified Parties shall have incurred, on a cumulative basis following the Closing, Losses in excess of $2,860,000 (the “Basket”) (excluding Losses that are not indemnifiable because of the Minimum Claim Threshold), in which event the right to be indemnified shall apply to all Losses, inclusive of the amount of the Basket, but subject to the other terms and limitations herein, or (B) if the incident or matter (together with any series of or similar or related incidents or matters) or series of related matters giving rise to the Losses does not result in Losses in excess of $50,000 (the “Minimum Claim Threshold”); and (ii) the Indemnity Escrow Fund shall be the exclusive remedy against an Equityholder and the maximum aggregate amount of Losses for which the Equityholders shall be obligated to provide indemnity under Section 5.2 shall equal the amount held in the Indemnity Escrow Fund. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, (x) the limitations set forth in clauses (i) and (ii) of this Section 5.5(a) shall not be applicable to any Losses resulting from actual fraud or to a claim for indemnification to the extent such claim is based on the failure of a Fundamental Representation to be true and correct and (y) the limitations set forth in clause (i) of this Section 5.5(a) shall not be applicable to any Losses resulting from a claim for indemnification to the extent such claim is based on (A) any Company Transaction Expenses outstanding and not paid prior to or at the Closing or pursuant to Section 1.12, (B) any Indebtedness of the Company existing prior to the Closing and not paid prior to or at the Closing or pursuant to Section 1.12 or (C) any failure by the Company to obtain the consent or approval of any Person that is a party to a lease and whose consent or approval is required as set forth on Schedule 2.3(b) prior to the Closing; provided, however, that the aggregate indemnification amounts paid to Purchaser Indemnified Parties by the Equityholders pursuant to this Agreement shall in no event exceed the aggregate amount of cash proceeds actually received by the Equityholders in their capacity as Equityholders pursuant to the transactions contemplated by this Agreement. In furtherance of the foregoing, the maximum aggregate amount of Losses for which the Purchaser Indemnified Parties as a group may be entitled to indemnification under this Agreement from a specific Equityholder shall in no event exceed the aggregate amount of cash proceeds actually received by such Equityholder in his/her/its capacity as an Equityholder pursuant to the transactions contemplated by this Agreement.
(b)    Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be entitled to any indemnification under this Agreement (i) to the extent Purchaser could have, with commercially reasonable efforts, mitigated or prevented the Loss with respect to such breach or (ii) to the extent indemnification or insurance remedies (including under the R&W Insurance Policy, the Existing Purchase Agreement or the Existing R&W Policy) are available with respect to such breach and have not been fully exhausted.

(c)    Notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty or covenant contained herein shall give rise to any right on the part of Purchaser, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
(d)    Notwithstanding anything in this Agreement to the contrary, the amount of any Losses incurred or suffered by a Purchaser Indemnified Party shall be calculated after giving effect to any alternative insurance proceeds or indemnification (including under the Existing Purchase Agreement and Existing R&W Policy) actually received by a Purchaser Indemnified Party with respect to such Losses. If a Purchaser Indemnified Party receives any insurance proceeds or indemnification proceeds under the Existing Purchase Agreement after an indemnification payment is made to it by the Equityholders under this Article 5, Purchaser shall as promptly as practicable deliver to the Escrow Agent for deposit to the Escrow Fund the amount of such proceeds at such time or times as and to the extent that such proceeds are realized by Purchaser; provided, however, that if the Escrow Fund no longer exists, Purchaser shall pay such amount to the Equityholders in proportion to their respective Percentages. Purchaser shall use commercially reasonable efforts to recover insurance proceeds or any other amounts from third parties (including under the R&W Insurance Policy, the Existing Purchase Agreement and Existing R&W Policy), related to any Losses for which indemnification is sought pursuant to this Article 5; provided that any related Survival Period shall be tolled with respect to the related claim and amount of Losses during such recovery effort.
(e)    Notwithstanding anything in this Agreement to the contrary, to the extent that an indemnified party recognizes any Tax Benefit, the amount of any Losses incurred or suffered with respect to a claim for indemnification shall be calculated net of any Tax Benefit that the indemnified party actually realizes, directly or indirectly, as a result of being able to deduct the Losses for Tax purposes (net of any Tax liability to the indemnified party or any of its Affiliates attributable to the related indemnification payment). If an indemnified party receives, directly or indirectly, a Tax Benefit after the related indemnification payment is made to the indemnified party, the indemnified party shall promptly pay to the indemnifying party or, if applicable, deliver to the Escrow Agent for deposit to the Indemnity Escrow Fund, the amount of such Tax Benefit (net of any Tax liability to the indemnitee or any of its Affiliates attributable to the related indemnification payment) at such time or times as and to the extent that such Tax Benefit is realized by the indemnified party as a result of being able to currently deduct Losses for Tax purposes; provided, however, that (i) if the Escrow Fund no longer exists and the indemnified party is Purchaser, Purchaser shall pay such amount directly to the Equityholders in proportion to their respective Percentages and (ii) an indemnified party’s obligation to deliver the amount of such Tax Benefit to the indemnifying party shall only apply to Tax Benefits that the indemnified party actually realizes within two (2) years following the date of the related indemnification payment. For purposes hereof, “Tax Benefit” shall mean the amount, if any, by which an indemnified party’s liability for Taxes payable for a taxable year is actually reduced by way of refund, reduction of or credit against such indemnified party’s Tax liabilities, in each case that results, directly or indirectly, from being able to deduct the Losses for Tax purposes.

(f)    Notwithstanding anything in this Agreement to the contrary, except in the case of a Third Party Claim, no Purchaser Indemnified Party shall have the right to be indemnified for any Losses to the extent they are in the nature of punitive or exemplary damages. Any Loss for which an indemnified party is entitled to indemnification under this Article 5 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant.
(g)    Nothing in this Article 5 shall limit or reduce the rights of any D&O Indemnified Party (or the obligations of Purchaser, the Surviving Corporation or any of their Affiliates) pursuant to Section 4.8 or pursuant to any arrangements, rights, agreements or insurance referenced therein; provided, however, that a D&O Indemnified Party shall not be entitled to assert such rights to avoid, or assert as a defense to, such Person’s obligations in its capacity as an Equityholder (and not as a D&O Indemnified Party) to provide indemnity in accordance with this Article 5.
(h)    Any Losses of a party pursuant to this Article 5 shall be disregarded to the extent such Losses were specifically accrued as an adjustment to the Merger Consideration in connection with the determination of the Closing Cash, Closing Indebtedness, Closing Working Capital or Closing Company Transaction Expenses.
5.6.    Procedures for Claims Against, and Distributions of, Funds Deposited with Escrow Agent.
(a)    Claims. At the time a Purchaser Indemnified Party gives, or at any time after a Purchaser Indemnified Party gives, Agent written notice of such Purchaser Indemnified Party’s indemnification claim in accordance with Section 5.4, Purchaser may make a written claim against the Indemnity Escrow Fund by delivering written notice of same (the “Claim Notice”) to the Escrow Agent as more particularly provided in the Escrow Agreement (in which event Purchaser will provide a copy of such Claim Notice to Agent). Any such Claim Notice will include a reasonably detailed description of the indemnification claim and the amount (which may be estimated in good faith) for which indemnity is sought. The Escrow Agent will distribute the Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement.
(b)    Final Distribution. On the second (2nd) business day after the date that is twelve (12) months after the Closing Date, Purchaser and Agent will deliver a joint written instruction to the Escrow Agent to distribute to the Equityholders, the Indemnity Escrow Fund, less all amounts then subject to any unresolved indemnity claims, to be distributed based upon each Equityholder’s Percentage. Any amounts retained with respect to any unresolved indemnity claims shall be retained until the final resolution of such claims, at which time such amount shall be distributed to the Purchaser Indemnified Parties and/or the Equityholders, as applicable, in accordance with the Escrow Agreement.
(c)    Order of Payments. To the extent amounts are required to be paid by the Equityholders to a Purchaser Indemnified Party pursuant to a claim for indemnification pursuant to this Article 5, such amounts shall be first satisfied from the Indemnity Escrow Fund, in accordance with the terms hereof and of the Escrow Agreement, until the Indemnity Escrow Fund is reduced to $0.00 (due to the release of such funds pursuant to this Section 5.6 or otherwise), and thereafter, only in the event of actual fraud or to the extent related to the failure of a Fundamental Representation to be true and correct, such amounts shall be payable directly by the Equityholders (subject to Section 5.5 and the other limitations set forth herein) severally in proportion to their respective Percentages.
5.7.    Tax Treatment of Indemnity Payments. The Company, the Equityholders, Purchaser and the Surviving Corporation agree to treat any indemnity payment made pursuant to this Article 5 as an adjustment to the Merger Consideration for federal, state, local and foreign income Tax purposes, unless otherwise required by applicable Law.
5.8.    Exclusive Remedy; Further Limitations. Except with respect to fraud, the right to seek specific performance or injunctive relief to enforce a party’s covenants and obligations in any Transaction Agreement or as provided in Section 4.13(c) and Section 6.2, the indemnification provisions set forth in this Article 5 shall be the sole and exclusive remedy of the parties hereto with respect to any and all claims from and after the Closing Date arising out of the subject matter of this Agreement. For the avoidance of doubt, nothing contained in this Agreement shall be construed to limit the Purchaser Indemnified Parties’ rights under the R&W Insurance Policy, the Existing Purchase Agreement or the Existing R&W Policy.
ARTICLE 6
AGENT
6.1.    Appointment of Agent. Each Equityholder hereby appoints Shareholder Representative Services LLC as the representative, agent and attorney-in-fact of the Equityholders with full powers of substitution to act in the name, place and stead of the Equityholders with respect to the performance on behalf of the Equityholders under the terms and provisions of this Agreement and the other Transaction Agreements, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Equityholders as Agent deems necessary or appropriate without inquiry of and without additional approval from the Equityholders in connection with any of the transactions contemplated by this Agreement and the other Transaction Agreements, including:
(a)    to consummate the transactions contemplated herein and to pay such Equityholders’ expenses incurred in connection with the negotiation and performance of this Agreement or the other Transaction Agreements (whether incurred prior to, on or after the date of this Agreement);
(b)    to give and receive all notices, communications and to receive and accept service of legal process in connection with any action, suit or proceeding arising under this Agreement or the other Transaction Agreements;
(c)    to authorize, direct or object to delivery to Purchaser of cash from the Escrow Fund;

(d)    to deduct and/or hold back any funds that may be payable to any Equityholder pursuant to the terms of this Agreement or the other Transaction Agreements in order to pay any amount that may be payable by such Equityholder hereunder, in each case on a basis consistent with their Percentage;
(e)    to make any determinations, agree to, negotiate, enter into settlements and compromises of, any matters contemplated by this Agreement or the other Transaction Agreements, including in connection with the determination or the adjustment of, or any other matter pertaining to, the Merger Consideration, whether before or after Closing;
(f)    to act for the Equityholders with respect to all indemnification matters referred to in this Agreement or the other Transaction Agreements, including the right to negotiate and compromise on behalf of the Equityholders any indemnification claim made by or against the Equityholders;
(g)    to execute and deliver on behalf of such Equityholder any amendment or waiver to the terms of this Agreement or the other Transaction Agreements;
(h)    to disburse funds to third parties for expenses and liabilities;
(i)    to engage, employ and obtain the advice of legal counsel, accountants and other professional advisors and rely on their advice and counsel, and to incur and pay fees and expenses of such advisors on behalf of the Equityholders;
(j)    to take or refrain from taking all actions necessary or appropriate on behalf of the Equityholders in the sole judgment of Agent for the accomplishment of the foregoing or required or permitted by the terms of this Agreement or the Transaction Agreements; and
(k)    to do each and every act and exercise any and all rights which such Equityholder, or any or all of the Equityholders collectively, are permitted or required to do or exercise under this Agreement.
This grant of authority (including the appointment of agency and this power of attorney) (i) shall be deemed to be facts ascertainable outside of this Agreement and shall be binding on the Equityholders, (ii) is coupled with an interest and will be irrevocable and will not be terminated by any Equityholder or by operation of Law, whether by the death, incompetence, bankruptcy, liquidation or incapacity of any Equityholder or the occurrence of any other event, and any action taken by Agent will be as valid as if such death, incompetence, bankruptcy, liquidation, incapacity or other event had not occurred, regardless of whether or not any Equityholder or Agent will have received any notice thereof and shall be binding on any successor thereto and (iii) shall survive the delivery of an assignment by any Equityholder of the whole or fraction of his, her or its interest in the Escrow Fund. Agent may resign at any time. A new Agent may be designated by the holders at Closing of a majority in interest of the Equityholders upon not less than ten (10) days’ prior written notice to Purchaser. No bond shall be required of Agent, and Agent shall receive no compensation for its services from Purchaser, Surviving Corporation or any of their Affiliates (except to the extent that any such Affiliates are Equityholders) after the Closing. After the Closing, notices or communications to or from Agent shall constitute notice to or from each of the Equityholders.
6.2.    Exculpation and Indemnification; Expense Fund.
(a)    Agent will incur no liability of any kind with respect to any action or omission by Agent in connection with its services pursuant to this Agreement and the Transaction Agreements, except in the event of liability directly resulting from Agent’s gross negligence or willful misconduct. Agent shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders will indemnify, defend and hold harmless Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Agent Losses”) arising out of or in connection with Agent’s execution and performance of this Agreement and the Transaction Agreements, in each case as such Agent Loss is suffered or incurred; provided, that in the event that any such Agent Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of Agent, Agent will reimburse the Equityholders the amount of such indemnified Agent Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to Agent by the Equityholders, any such Agent Losses may be recovered by Agent from (i) the funds in the Expense Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Equityholders; provided, that while this section allows Agent to be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Agent Losses as they are suffered or incurred, nor does it prevent Agent from seeking any remedies available to it at law or otherwise. In no event will Agent be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnity of the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Agent under this section. The foregoing indemnities will survive the Closing, the resignation or removal of Agent or the termination of this Agreement.
(b)    Upon the Closing, the Company will wire to Agent an amount of $200,000 (the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing Agent for, any third party expenses pursuant to this Agreement and the Transaction Agreements. The Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to Agent any ownership right that they may otherwise have had in any such interest or earnings. Agent will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of Agent’s responsibilities, Agent shall disburse any remaining balance of the Expense Fund to the Escrow Agent for further distribution to the Equityholders. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing. Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and is not responsible for any Tax reporting or withholding with respect thereto.

6.3.    Acceptance of Appointment.
(a)    By his, her or its signature to this Agreement, the initial Agent hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as Agent and to discharge the duties and responsibilities of Agent pursuant to the terms of this Agreement.
(b)    Agent has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Agent and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, constitutes a legal, valid and binding obligation of Agent, enforceable against Agent in accordance with its terms, subject to the laws of agency.
6.4.    Actions of Agent. A decision, act, consent or instruction of Agent shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each such Equityholder, and the Escrow Agent, Purchaser, Merger Sub and Surviving Corporation may rely upon any decision, act, consent or instruction of Agent as being the decision, act, consent or instruction of each and every such Equityholder. The Escrow Agent, Purchaser, Merger Sub and Surviving Corporation are hereby irrevocably relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Agent.
ARTICLE 7
CONDITIONS TO MERGER
7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:
(a)    Company Stockholder Approval. The Requisite Company Vote shall have been obtained.
(b)    Governmental Approvals. The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable Law shall have expired or been terminated, and the consents, approvals, permits, licenses (other than Liquor Licenses), Orders, declarations or filings with, or notice to, any Governmental Body to the consummation of the Merger set forth on Schedule 2.12 shall have been obtained.
(c)    No Legal Prohibition. No Governmental Body of competent jurisdiction shall have:
(i)    enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger; or

(ii)    issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger.
(d)    Absence of Litigation. No claim initiated by a Governmental Body shall be pending before any court or Governmental Body which, if successful, would enjoin or prohibit the consummation of the Merger.
7.2.    Additional Purchaser and Merger Sub Conditions. The obligations of Purchaser and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver by Purchaser of each of the following conditions at or prior to the Closing:
(a)    Compliance with Agreements and Covenants. The Company shall have performed in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date and delivered all items required to be delivered by the Company pursuant to Section 1.13(a).
(b)    Accuracy of Representations and Warranties.
(i)    The Fundamental Representations (A) shall have been true and correct in all material respects in relation to the Company’s business as a whole as of the date of this Agreement and (B) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date).
(ii)    The representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations) shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which has not had, or would not result in, either individually or in the aggregate, a Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not result in, either individually or in the aggregate, a Material Adverse Effect).
(c)    Receipt of Officers’ Certificate. Purchaser and Merger Sub shall have received a certificate, signed for and on behalf of the Company by a duly authorized officer of the Company, certifying the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b).
(d)    No Material Adverse Effect. No Material Adverse Effect shall have occurred after the date hereof.

(e)    Termination of Company Related Party Agreements. Each contract set forth on Schedule 7.2(e) shall have been terminated at or prior to the Closing.
(f)    Section 280G Waiver/280G Stockholder Vote. Purchaser shall have received (i) the Section 280G Waivers and (ii) a certificate of the Secretary of the Company certifying that a vote of the Stockholders was solicited in accordance with Section 4.11 and that either (A) the 280G Stockholder Vote was obtained, or (B) the 280G Stockholder Vote was not obtained and the 280G Payments subject to the Section 280G Waivers shall not be made to the extent that such 280G Payments would cause there to be an “excess parachute payment” under Section 280G of the Code and the Treasury Regulations thereunder.
7.3.    Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver by the Company of each of the following conditions prior to or at the Closing:
(a)    Compliance with Agreements and Covenants. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date and shall have delivered all items required to be delivered by the Company pursuant to Section 1.13(b).
(b)    Accuracy of Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement that are qualified by “materiality” shall be true and correct in all respects on and as of the date hereof and the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all respects as of such particular date). The representations and warranties of Purchaser and Merger Sub set forth in this Agreement that are not so qualified by “materiality” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date).
(c)    Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Purchaser and Merger Sub by a duly authorized officer of each of Purchaser and Merger Sub, certifying the satisfaction of the conditions set forth in this Section 7.3(a) and Section 7.3(b).
ARTICLE 8
TERMINATION
8.1.    Termination. This Agreement may be terminated at any time prior to Closing, whether before or after receipt of the Requisite Company Vote:
(a)    by the written consent of Purchaser and the Company;

(b)    by either of the Company, on the one hand, or Purchaser, on the other hand, by written notice to the other:
(i)    if any Governmental Body shall have issued an injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such efforts as may be required by Section 4.2 to prevent, oppose and remove such injunction or other action; or
(ii)    if the consummation of the Merger shall not have occurred on or before the date (such date the “Outside Date”) that is one hundred eighty (180) days after the date of this Agreement; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before such date;
(c)    by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Purchaser, upon a material breach of any representation, warranty or covenant of Purchaser contained in this Agreement, provided that (i) such breach is capable of being cured and has not been cured within thirty (30) days after the giving of notice thereof by the Company to Purchaser or (ii) such breach is not capable of being cured, such that the conditions set forth in Sections 7.1 and 7.3 cannot be satisfied prior to the Outside Date;
(d)    by Purchaser, if Purchaser is not then in material breach of any term of this Agreement, upon written notice to Company, upon a material breach of any representation, warranty or covenant of the Company contained in this Agreement, provided, however, that (i) such breach is capable of being cured and has not been cured within thirty (30) days after the giving of notice thereof by Purchaser to the Company or (ii) such breach is not capable of being cured, such that the conditions set forth in Sections 7.1 and 7.2 cannot be satisfied prior to the Outside Date; or
(e)    by Purchaser, if the Requisite Company Vote is not obtained within two (2) business days after the execution of this Agreement.
8.2.    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Purchaser, the Company, or Agent or any of their respective Affiliates and all rights and obligations of any party hereto shall cease, provided, however, that notwithstanding anything herein to the contrary (a) the provisions set forth in Section 4.2(b), Section 6.2, this Section 8.2, Section 9.2 (Governing Law), Section 9.3 (Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial), and Section 9.7 (Fees and Expenses) shall survive the termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability for actual fraud in connection with this Agreement and the transactions contemplated hereby. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE 9
MISCELLANEOUS
9.1.    Successors and Assigns. Neither this Agreement nor any rights hereunder shall be assigned in whole or in part by any party thereto without the prior written consent of the other party thereto; provided, however, that Purchaser may, without the approval of the other parties (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder). The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights or remedies under or by reason of this Agreement, except as expressly provided in this Agreement.
9.2.    Governing Law. This Agreement and all matters arising directly or indirectly hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law or conflict of law principles of such state that would require or permit the application of the Laws of another jurisdiction.
9.3.    Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
(a)    Each of the parties hereto hereby (i) irrevocably submits to the exclusive jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, over any action, suit or proceedings arising out of or relating to this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event that subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such action, suit or proceeding shall be heard and determined exclusively in any other state or federal court sitting in the State of Delaware) (the “Relevant Courts”), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against another party hereto or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)    Each of the parties hereto hereby consents to process being served by any other party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.6.
(c)    EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY

CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
9.4.    Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or .PDF signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
9.5.    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
9.6.    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery or (d) when sent by email with confirmation of receipt by the recipient. All communications shall be sent to the respective parties at the address and/or email address set forth below, or to such other address or email address as subsequently modified by written notice given in accordance with this Section 9.6.
If to Purchaser:
Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, FL 32837
Attention:     Matt Broad, Esq.
E-mail:        mbroad@darden.com

If notice is given to Purchaser, or the Company following the Closing, a copy shall also be sent to:
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attention:    Gary E. Thompson
Steven M. Haas
Email:         gthompson@hunton.com
shaas@hunton.com
If to the Company prior to the Closing, to:
Cheddar’s Restaurant Holding Corp.
2900 Ranch Trail
Irving, TX 75063
Attention:     Don Breen
Email:         dbreen@cheddars.com

If notice is given to the Company prior to the Closing, a copy shall also be sent to:
DLA Piper LLP (US)
1717 Main Street, Suite 4600
Dallas, TX 75201
Attention:    John J. Gilluly III, PC
Email:     John.Gilluly@dlapiper.com
If to Agent or, after the Closing, to the Equityholders, to:
Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention:     Managing Director
Email:     deals@srsacquiom.com
Telephone:     (303) 648-4085
9.7.    Fees and Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall bear its own fees and expenses incurred in connection with the transactions contemplated hereunder. For the avoidance of doubt, Purchaser shall be responsible for the costs and expenses of obtaining and maintaining the R&W Insurance Policy (including the payment of any premiums in respect thereof) and the costs and expenses of the Escrow Agent.
9.8.    Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
9.9.    Amendments and Waivers. Any term of this Agreement may be amended or terminated only with the express written consent of Purchaser and (i) prior to the Closing, the Company or (ii) following the Closing, Agent. Compliance with any term or provision of this Agreement with which a party was or is obligated to comply may only be waived by Purchaser, on its own behalf, and (i) by the Company prior to the Closing, on its own behalf, or (ii) by following the Closing, by Agent, on behalf of the Equityholders and on its own behalf. Any amendment or waiver not effected in accordance with this Section 9.9 shall be null and void.
9.10.    Specific Performance.
(a)    The parties hereto hereby acknowledge and agree that the failure of any party hereto to perform its agreements and covenants hereunder, including such party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereto hereby consents to the issuance of injunctive relief by the Relevant Courts to compel performance of such party’s obligations and to the granting by the Relevant Courts of the remedy of specific performance of such party’s obligations hereunder. Without limiting the generality of the foregoing, the Company, and following Closing, Agent, shall be entitled to cause Purchaser to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto as set forth in this Agreement.
(b)    Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.
(c)    Prior to the Closing, if any action is brought to enforce specifically the performance of the terms and provisions of this Agreement, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus ten (10) business days, or (ii) such other time period established by the court presiding over such action.
9.11.    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
9.12.    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.
9.13.    Entire Agreement. This Agreement (which term shall be deemed to include the Transaction Agreements and the exhibits and Disclosure Schedules hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, the Transaction Agreements and the Confidentiality Agreement.
9.14.    Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
9.15.    Interpretation.
(a)    Any capitalized terms used in any schedule or exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.
(b)    Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
(c)    The terms “hereof,” “herein,” “hereof,” “hereto” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.
(d)    Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(e)    The terms “includes,” “including” and similar terms shall be deemed to mean “including, without limitation.”
(f)    The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
(g)    Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
(h)    Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.
(i)    References to “days” shall refer to calendar days unless business days are specified, and “business days” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business. If any period expires on a day that is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.
(j)    For the avoidance of doubt, any subtraction of a negative number or amount hereunder shall be equal to the addition of the absolute value of such negative number or amount.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

COMPANY: CHEDDAR’S RESTAURANT HOLDING CORP. By: /s/ Don Breen Name: Don Breen Title: Chief Financial Officer and Secretary
AGENT SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Agent By: /s/ Sam Riffe Name: Sam Riffe Title: Executive Director

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

PURCHASER: DARDEN RESTAURANTS, INC. By: /s/ Eugene I. Lee, Jr. Name: Eugene I. Lee, Jr. Title: President & Chief Executive Officer
MERGER SUB: CONTINENTAL MERGER SUB, INC. By: /s/ William R. White III Name: William R. White III Title: President

Signature Page to Agreement and Plan of Merger